Exhibit 4.1

AMERICAN SEAFOODS CORPORATION.

and the Guarantors from time to time party hereto,

as Guarantors

DEUTSCHE BANK NATIONAL TRUST COMPANY

Trustee

INDENTURE

Dated as of             , 2004

[        ]% Senior Secured Notes Due 2019

Exhibit A	-	Form of Global Note
Exhibit B	-	Form of Supplemental Indenture for Guarantors

Certain Sections of this Indenture relating to Sections 310 through 318 inclusive of the Trust Indenture Act of 1939:

Trust Indenture Act Section	Indenture Section
§ 310(a)(1)	7.10
(b)	7.11
§ 311(a)	7.12
(b)	7.12
(b)(2)	7.06
§ 312(a)	2.06
(b)	13.03
(c)	13.03
§ 313(a)	7.06
(b)	7.06
(c)	7.06
(d)	7.06
§ 314(a)	4.02
(a)(4)	13.04
7.05
(b)	Not Applicable
(c)(1)	13.05
(c)(2)	13.05
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	13.05
§ 315(a)	7.01
(b)	7.05
7.06
(c)	7.01
(d)	7.01
(d)(1)	7.01
(d)(2)	7.01
(d)(3)	6.05
(e)	6.11

v

Trust Indenture Act Section	Indenture Section
§ 316(a)	6.05
6.04
(a)(1)(A)	6.02
6.05
(a)(1)(B)	6.04
(a)(2)	Not Applicable
(b)	6.07
(c)	1.03

§ 317(a)(1)	6.03
(a)(2)	6.09
(b)	2.05
§ 318(a)	13.06

This cross-reference table shall not for any purpose be deemed to be part of this Indenture.

INDENTURE, dated as of [            ], 2004 (as amended, supplemented or otherwise modified from time to time, this “Indenture”), among AMERICAN SEAFOODS CORPORATION, a Delaware corporation (the “Issuer”), each subsidiary of the Issuer listed on the signature pages hereto (the “Guarantors”), and Deutsche Bank National Trust Company, a national banking association, as trustee (the “Trustee”).

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of the Notes. Each Guarantor party hereto as of the date hereof has duly authorized the execution and delivery of this Indenture to provide for its guarantee of the Notes, as provided in this Indenture. Each Guarantor party hereto as of the date hereof has received good and valuable consideration for its execution and delivery of this Indenture and its guarantee of the Notes.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of (i) the Issuer’s [        ]% Notes issued on the date hereof (the “Original Notes”), and (ii) any Additional Notes (as defined herein) that may be issued on any Issue Date, it is mutually agreed, for the benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“Acceleration Forbearance Period” means the period commencing on the date when the Trustee or the Holders of at least 25% in principal amount of the Notes outstanding provide the Issuer with a notice of acceleration and expiring on the earliest of the date on which (a) 90 days shall have elapsed following the commencement of such Acceleration Forbearance period, (b) the Designated Senior Indebtedness of any Guarantor shall be due and payable in full, or shall have been declared to be due in full, or there shall have been a demand for payment in full thereof, or any enforcement or collection action shall have been commenced with respect thereto, (c) holders of any Specified Pari Passu and Subordinated Indebtedness of the Issuer or one or more of the Guarantors, exceeding $10,000,000 in aggregate principal amount, shall have commenced any enforcement or collection action with respect to such Indebtedness and (d) an Event of Default specified in Section 6.01(h) or (i) shall have occurred; provided, however, that in the event that there has been any prior Acceleration Forbearance Period in the immediately preceding twelve-month period, the duration of the Acceleration Forbearance Period shall be automatically reduced by the cumulative duration of all prior Acceleration Forbearance Periods that occurred during the preceding twelve-month period (it being understood that the Acceleration Forbearance Period may terminate immediately after commencing pursuant to this proviso).

“Acquired Indebtedness” means, with respect to any specified Person:

(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person; and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Adjusted Net Income of such Person and its Restricted Subsidiaries for such period, plus:

(i) an amount which, in the determination of Consolidated Adjusted Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, value added and similar taxes (and, without duplication, tax distributions made by Holdings in such period), (C) depreciation and amortization expense, (D) unrealized foreign exchange losses recognized in accordance with Statement of Financial Accounting Standards No. 133, (E) non-cash deductions to net income with respect of minority interests, and other non-cash charges, losses or expenses, (F) losses from asset sales(other than sales of inventory in the ordinary course of business), and (G) any financial advisory fees, accounting fees, legal fees, and other similar advisory and consulting fees and related out-of-pocket costs and expenses of such Person and its Restricted Subsidiaries (including bonuses paid out of proceeds of the Transactions) (1) incurred and deducted from Consolidated Adjusted Net Income not later than the fiscal quarter ended June 30, 2004 from net income as a result of the Transactions (to the extent that the foregoing amounts referred to in this clause (G)(1) do not exceed $3,500,000 in the aggregate) or (2) incurred and deducted from Consolidated Adjusted Net Income as a result of any permitted acquisition, whether or not consummated, in an aggregate amount not to exceed $2,000,000 per fiscal year with respect to this clause (G)(2), plus

(ii) cash dividends and similar distributions received from any Subsidiary of the specified Person that is not a Restricted Subsidiary or that is not a Guarantor or from any Person that is not a Subsidiary of the specified Person or is accounted for by the equity method of accounting during such period, plus

(iii) all cash payments received during such period on account of non-cash income or non-cash gains in a prior period, minus

(iv) all cash payments made during such period on account of non-cash charges or non-cash losses expensed in a prior period, minus

(v) without duplication, an amount which, in the determination of Consolidated Adjusted Net Income for such period, has been added for (A) unrealized foreign exchange gains recognized in accordance with Statement of Financial Accounting Standards No. 133, (B) non-cash increases to net income with respect to minority interests and any non-cash income or non-cash gains, and (C) gains from asset sales (other than sales of inventory in the ordinary course of business) all as determined in accordance with GAAP, all as determined on a consolidated basis.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of Sections 4.06 and 4.07 only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer.

“ASG” means American Seafoods Group LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings.

“ASLP” means American Seafoods, L.P., a Delaware limited partnership.

“ASLP Exchange and Registration Rights Agreement” means the agreement, dated as of [                ], 2004, as may be further amended, restated, supplemented or otherwise modified from time to time, among the Issuer, Holdings and ASLP, pursuant to which, among other things, the holders of ASLP units can exchange ASLP units for shares of Common Stock and Notes represented by IDSs.

“Asset Sale” means:

(i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case, other than directors’ qualifying shares, or in the case of a foreign Restricted Subsidiary, to the extent required by applicable law, in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(d) any disposition of assets with an aggregate Fair Market Value of less than $1,000,000;

(e) any disposition of property or assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code for use in a Similar Business;

(g) sales of assets received by the Issuer upon the foreclosure on a Lien or other settlement of obligations owing to the Issuer;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) sales of inventory, equipment, accounts receivable or other assets in the ordinary course of business consistent with past practices and sales of equipment upon termination of a contract with a client entered into in the ordinary course of business pursuant to the terms of such contract;

(j) any issuance or sale of Equity Interests in Holdings in connection with the exercise of (A) exchange warrants by Holders of ASLP units to acquire Notes and Common Stock of the Issuer, (B) management options to acquire Class B Common Stock of the Issuer, and (C) repurchase of Class B Common Stock of the Issuer; and

(k) the exchange of assets held by any Restricted Subsidiary of the Issuer (including without limitation by way of merger, consolidation or sale and leaseback transaction) for assets held by any Person or entity (including Equity Interests of such Person or entity), provided that (i) the assets received by such Restricted Subsidiary in any such exchange will immediately constitute a Permitted Investment in a Similar Business or will immediately constitute, be part of, or be used in a Similar Business which is conducted in a Restricted Subsidiary; (ii) any such assets are of a comparable fair market value to the assets exchanged as determined in good faith by the Board of Directors of the Issuer, and (iii) in the case of an exchange involving a vessel, the assets received by such Restricted Subsidiary must represent a vessel which shall be substantially similar in all material respects to the vessel exchanged, including with respect to fishing and processing capability and the ability under applicable regulatory requirements to fish.

“Average Revolver Outstandings” means for any four-quarter period, the daily average amount of all revolving loans plus outstanding letters of credit during such period, provided that in respect of the fiscal quarters ending prior to the Issue Date, Average Revolver Outstandings shall be calculated using the following balances on the dates set forth below:

Date	Amount
September 30, 2003	$39,000,000
December 31, 2003	$39,500,000
March 31, 2004	$24,000,000
June 30, 2004	$10,500,000

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capital Stock” means:

(i) in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by IDSs and corporate stock outstanding upon the separation of IDSs into the securities represented thereby;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as an indebtedness on a balance sheet in accordance with GAAP.

“Cash Equivalents” means:

(i) U.S. dollars and foreign currency exchanged into U.S. dollars within 180 days;

(ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000 and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P;

(iv) repurchase obligations for underlying securities of the types specified in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(vi) investment funds investing at least 95% of their assets in securities of the types specified in clauses (i) through (v) above;

(vii) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P; and

(viii) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s.

“CDQ Partners” means Bristol Bay Economic Development Corporation, Costal Villages Pollock LLC and any other Person that enters into a community development quota royalty agreement with ASC or any of its Subsidiaries

“Change of Control” means the occurrence of any of the following events:

(i) the sale, lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act);

(ii) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(iii) the direct or indirect acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders the “beneficial ownership” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act) of a direct or indirect interest in more than 45% ownership of the Issuer the voting power of the voting stock of the Issuer, by way of purchase, merger or consolidation or otherwise;

(iv) the merger or consolidation of the Issuer with or into another Person or the merger of another Person into the Issuer with the effect that immediately after such transaction the stockholders of the Issuer immediately prior to such transaction hold, directly or indirectly, less than 35% of the total voting power of all securities generally entitled to vote in the election of directors, managers, or trustees of the Person surviving such merger or consolidation; or

(v) the first day on which a majority of the members of the Board of Directors of the Issuer or of Holdings (if Holdings has a Board of Directors) are not Continuing Director of such Person.

“Class A Common Stock” means the Issuer’s Class A commons stock represented by the IDSs on the Issue Date, par value $0.01 per share.

“Class B Common Stock” means the Issuer’s Class B common stock, par value $0.01 per share.

“Common Stock” means the Issuer’s Class A Common Stock and Class B Common Stock.

“Consolidated Adjusted Net Income” means with respect to any Person for any period, the net income (or net loss) after taxes of such Person and its Restricted Subsidiaries from continuing operations for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Adjusted Net Income, (i) the income (or loss) of any Person that is not a Subsidiary of such Person, or that is not a Restricted Subsidiary of the specified Person, or that is a not a Guarantor, or that is accounted for by the equity method of accounting, except in each case to the extent that any such income is actually received by such Person or a Wholly-Owned Subsidiary of such Person in the form of cash dividends during such period, and (ii) the income of any Subsidiary of the specified Person that would otherwise be included, to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries (including without limitation amortization of intangibles) for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its Restricted Subsidiaries, whether paid or accrued and whether or not capitalized, including non-cash interest expense, the interest component of any deferred payment obligations, the interest component of all Capitalized Lease Obligations, and the implied interest component of Synthetic Lease Obligations to the extent included in calculating Consolidated Adjusted Net Income (regardless of whether accounted for as an interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Interest Rate Protection Agreements, to the extent actually paid during such period, but excluding (X) amortization of debt issuance costs and original issue discount, and (Y) to the extent they would otherwise be included in interest expense under GAAP, gains and losses arising from derivative financial instruments issued by Holdings or ASLP for the benefit of ASLP, employees of ASLP, or employees of Holdings and its consolidated subsidiaries, including rights under exchange warrants and other registration rights, options to acquire ownership interests or debt in ASLP or options to acquire IDSs, all as determined on a consolidated basis; provided, that in respect of any period (or portion of a period) occurring prior to the Issue Date, Consolidated Interest Expense shall be calculated (i) excluding all interest in respect of the Existing Credit Agreement and the Existing Notes, and (ii) including the pro forma effect of interest arising under the Intercompany Notes and the Indebtedness under the Senior Credit Facilities, as though each had been incurred on the first day of such period, as follows:

(A) interest in respect of the Intercompany Notes and the senior secured notes issued pursuant to the Note Purchase Agreement shall be deemed to have accrued throughout such period at the rate specified in such notes as of the Issue Date, based on the full principal amount thereof outstanding on the Issue Date; and

(B) interest in respect of term loans and revolving loans under the Credit Agreement shall be deemed to have accrued throughout such period at the per annum rate equal to the sum of (x) the three month eurodollar rate existing on the Issue Date, plus (y) 2.75%, based upon, (1) in the case of term loans, the aggregate principal amount of term loans outstanding on the Issue Date, and (2) in the case of revolving loans, the Average Revolver Outstandings for the most recently ended period of four fiscal quarters.

“Continuing Directors” means, as of any date of determination, any member of the Issuer’s Board of Directors who:

(i) was a member of the Issuer’s Board of Directors on the date of this Indenture or on the date which is two years prior to the date of determination; or

(ii) was nominated for election or elected to the Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of the Issuer’s Board of Directors at the time of the nomination or election.

“Credit Agreement” means the credit agreement dated as of [            ], 2004 as amended, restated, supplemented, waived, replaced, restructured, repaid, increased, refunded, refinanced or otherwise modified from time to time, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement among Holdings, ASG, the Subsidiaries of ASG named therein, the financial institutions named therein and Wells Fargo Bank, NA, as Administrative Agent or any successor Administrative Agent.

“Default” means any event or condition which after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depositary Trust Company, its nominees and their respective successors.

“Designated Senior Indebtedness” with respect to any Guarantor, means:

(1) any Indebtedness of such Guarantor under the Senior Credit Documents (excluding Hedging Obligations); and

(2) after payment in full of all obligations under either the Credit Agreement or the Note Purchase Agreement, Hedging Obligations entered into pursuant to the Senior Credit Documents and any other Guarantor Senior Indebtedness permitted by the Indenture, the principal amount of which is $25 million or more and that has been designated by the Issuer or such Guarantor as “Designated Senior Indebtedness.”

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an

Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer (other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.04(c).

“Designated Senior Indebtedness”, with respect to any Guarantor, means:

(i) any Indebtedness of such Guarantor under the Senior Credit Documents; and

(ii) after payment in full of all obligations under either the Credit Agreement or the Note Purchase Agreement, any other Guarantor Senior Indebtedness permitted by this Indenture, the principal amount of which is $25,000,000 or more and that has been designated by the Issuer or such Guarantor as “Designated Senior Indebtedness.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise;

(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(iii) is redeemable at the option of the holder thereof, in whole or in part;

in each case prior to the 91st day after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such 91st day shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock.

“Dividend Suspension Threshold” means the following applicable Interest Coverage Ratio of Holdings for the twelve-month period ended on the last day of the most recently ended fiscal quarter for which internal financial statements are available:

Period Ended On	Dividend Suspension Threshold
Issue Date through June 29, 2005	2.00 to 1.00
June 30, 2005 and thereafter	2.10 to 1.00

The threshold set forth above for any period ended on June 30, 2005 and thereafter will be reduced, but not below 2.00 to 1.00, to the extent that the Issuer redeems Class B common stock outstanding on the Issue Date with the proceeds of an issuance of IDSs or Additional Notes and the Issuer’s Class A Common Stock completed substantially contemporaneously with such redemption or repurchase. The amount of such reduction will be equal to 0.1 multiplied by the ratio of (a) the aggregate number of shares of Class B common stock redeemed after the Issue Date, to (b) the aggregate number of shares of Class B common stock outstanding on the Issue Date (in each case, as adjusted for stock splits and similar transactions), rounded to the nearest one tenth of 1%.

“Equity Interests” means Capital Stock and all warrants, options or registration rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excess Cash” shall mean, with respect to the Issuer for any period, Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for such period, minus the sum of the following, each determined for such period on a consolidated basis:

(i) Consolidated Interest Expense of the Issuer (excluding amortization of deferred transaction costs and original issue discount and other non-cash interest expense),

(ii) deferred interest expense resulting from interest deferred on the Notes, if any, not otherwise included in clause (i),

(iii) all cash taxes paid and, without duplication, cash tax distributions made by the Issuer and its Restricted Subsidiaries, net of cash tax refunds and cash tax rebates received by the Issuer and its Restricted Subsidiaries,

(iv) (A) Maintenance Capital Expenditures of the Issuer and its Restricted Subsidiaries, and (B) Excess Growth Capital Expenditures of the Issuer and its Restricted Subsidiaries,

(v) to the extent they were not deducted from Consolidated Adjusted Net Income of the Issuer, Permitted Payments,

(vi) any item included in clauses (i)(G)(i) (except to the extent funded with the proceeds from the Transactions) and (i)(G)(ii) under the definition of Adjusted EBITDA, and

(vii) (A) the aggregate principal amount of long-term Indebtedness repaid by the Issuer and its Restricted Subsidiaries, and (B) the aggregate principal amount of any Indebtedness under any revolving credit facility repaid by the Issuer and its Restricted Subsidiaries to the extent that such repayment represents a permanent reduction of commitments under such revolving credit facility; excluding, in respect of the foregoing clauses (A) and (B), any such repayments (1) out of Net Proceeds of any Asset Sale in accordance with Section 4.06, except to the extent such Net Proceeds are included in Adjusted EBITDA of the Issuer, and (2) through a refinancing involving the incurrence of new long-term Indebtedness.

“Excess Growth Capital Expenditures” is the positive result, if any, of Growth Capital Expenditures, minus the sum of (i) Indebtedness (other than under any revolving credit facility) incurred to finance Growth Capital Expenditures, (ii) Net Proceeds of any Asset Sale (net of repayments of Indebtedness) applied pursuant to Section 4.06 to finance such Growth Capital Expenditures, to the extent such Net Proceeds are not otherwise included in Adjusted EBITDA.

“Exercise Period” means the period within [12] days after the Issue Date during which the Option may be exercised.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 18, 2002, among Holdings, ASG, American Seafoods Consolidated LLC, the lenders named therein, and Bank of America, N.A., as administrative agent and collateral agent, as amended, restated, or supplemented from time to time.

“Existing Notes” means the 10 1/8% Senior Subordinated Notes due 2010 issued by ASG and the corporate co-issuer.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Foreign Ownership Rules” means all provisions of United States law regulating as to citizenship, the ownership, documentation, and operation of (i) any vessel documented under 46 U.S.C. Ch. 121 with a coastwise endorsement or (ii) any vessel documented under 46 U.S.C. Ch. 121 with a fishery endorsement that is one hundred (100) feet or greater in registered length, including, but not limited to, the American Fisheries Act, the Shipping Act of 1916, as amended (46 U.S.C. § 801 et seq.), 46 U.S.C. Ch. 121, and 46 U.S.C. Ch. 313, as from time to time amended, and the regulations issued by the United States Coast Guard, MARAD, and the United States Secretary of Transportation pursuant thereto, as each may be amended from time to time.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof.

“GAAP” means accounting principles generally accepted in the United States, as set forth in the opinions and pronouncements of accounting standard setting bodies approved by a significant segment of the accounting profession, or such other regulatory body, as applicable, which are in effect from time to time.

For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Growth Capital Expenditures” means any Capital Expenditures which meet all of the following criteria: (i) such Capital Expenditures are made in respect of a single capital expenditure project that requires in excess of $250,000, (ii) prior to making any such Capital Expenditures, the Issuer shall have delivered to the Trustee an Officers’ Certificate demonstrating a projected positive return on investment with respect to such Capital Expenditures, and (iii) such Capital Expenditures are not related to repairs, replacements, spare parts, refurbishments or overhauls, in each case, with respect to existing assets.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any Note Guarantee and any Intercompany Guarantee.

“Guarantor” means Holdings and each Wholly Owned Domestic Subsidiary of Holdings, and any other Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with the terms of this Indenture, such Person ceases to be a Guarantor.

“Guarantor Senior Indebtedness” means, with respect to any Guarantor, the Indebtedness under the Senior Credit Documents, and all other Indebtedness of such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Subsidiary of the Issuer whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to such Guarantor’s Guarantees; provided, however, that Guarantor Senior Indebtedness shall not include, as applicable, (i) any obligation of such Guarantor to the Issuer or any other Subsidiary of the Issuer, (ii) any liability for Federal, state, local or other taxes owed or owing by such Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness or obligation of such Guarantor which is expressly subordinated in right of payment to any other Indebtedness of such Guarantor, (v) any obligations with respect to any Capital Stock, and (vi) any Indebtedness Incurred in violation of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means American Seafoods Holdings L.P., a Delaware limited liability partnership.

“IDSs” means the Issuer’s Income Deposit Securities, whether issued on the Issue Date or as may be issued from time to time.

“Incur” means issue, assume, enter into a guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such person at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed to be incurred at the time of original issuance of the Indebtedness at the issue price thereof, and any subsequent accretion of principal amount (or issuance of additional Indebtedness in lieu of payment of cash interest) shall not be deemed an Incurrence.

“Indebtedness” means, with respect to any Person (without duplication):

(i) the principal of any indebtedness of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than one year after the date of placing the property in service or taking delivery and title thereto;

(d) in respect of Capitalized Lease Obligations; or

(e) representing any Hedging Obligations (the amount of any such Hedging Obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time), if and to the extent that any of the foregoing Indebtedness (other than drawn or accepted letters of credit) would appear as indebtedness on a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP;

(ii) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(iii) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a similar business of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercompany Guarantees” means any guarantee of the obligation of Holdings under the Intercompany Notes.

“Intercompany Notes” means $263,200,000 aggregate principal amount of [    ]% notes of Holdings to be issued on the Issue Date, of which $[210,800,000] will be issued to the Issuer and $52,300,000 will be issued to ASLP, provided, however, that the term “Intercompany Notes” shall include any additional Intercompany Notes issued in connection with the issuance by the Issuer of any Additional Notes under this Indenture.

“Interest Coverage Ratio” means the ratio of Adjusted EBITDA to Consolidated Interest Expense for the twelve-month period ended on the last day of any fiscal quarter, provided that for the purposes of determining the Interest Coverage Ratio for any twelve-month period ended on March 31, Adjusted EBITDA shall be calculated for the most recent 15-month period ended on such date and multiplied by 4/5.

“Interest Deferral Threshold” means the following applicable Interest Coverage Ratio of Holdings for the twelve-month period ended on the last day of any fiscal quarter:

Period Ended On	Interest Deferral Threshold
Issue Date through June 29, 2005	1.90 to 1.00
June 30, 2005 through September 15, 2009	2.00 to 1.00

The threshold set forth above for periods ended on June 30, 2005 and thereafter will be reduced, but not below 1.90 to 1.00, to the extent that the Issuer redeems Class B common stock outstanding on the Issue Date with the proceeds of an issuance of IDSs or Additional Notes and the Issuer’s Class A Common Stock completed substantially contemporaneously with such redemption or repurchase. The amount of such reduction will be equal to 0.1 multiplied by the ratio of (a) the aggregate number of shares of Class B common stock redeemed after the Issue Date, to (b) the aggregate number of shares of Class B common stock outstanding on the Issue Date (in each case, as adjusted for stock splits and similar transactions), rounded to the nearest one tenth of 1%.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment Grade Securities” means:

(i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(ii) debt securities or debt instruments with a rating of BBB— or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries; and

(iii) investments in any fund that invests exclusively in investments of the type specified in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, business-related travel, moving and other similar loans and advances to directors, officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration (including agreements providing for the adjustment of purchase price) of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04”:

(i) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means the first date on which the Notes are authenticated under this Indenture.

“Issuer” means American Seafoods Corporation until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in this Indenture and required by the Trust Indenture Act, each other obligor on the Notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Maintenance Capital Expenditures” shall mean all Capital Expenditures of the Issuer or any of its Subsidiaries other than Growth Capital Expenditures.

“Management Investors” means any current or future individuals who are or become members of management of the Issuer and Restricted Subsidiaries, including, without limitation, Bernt Bodal, Michael Hyde, Jeffrey Davis, Brad Bodenman, Amy Humphreys and Inge Andreassen, in their capacities as individual investors.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other considerations received in any other noncash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof or distributions required to permit payment of taxes as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)(i)) to be paid as a result of such transaction, all distributions or other payments made to minority interest holders or any other Person (other than the Issuer or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Debt” means Indebtedness: (i) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

“Note Guarantee” means the guarantee by each Guarantor of the Issuer’s obligations under this Indenture and on the Notes, executed pursuant to the provisions of this Indenture.

“Note Purchase Agreement” means the Note Purchase Agreement, dated [            ], 2004, relating to the senior secured notes of ASG, as amended, restated, supplemented, waived, replaced, restructured, repaid, increased, refunded, refinanced or otherwise modified from time to time, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement.

“Notes” means the Original Notes and any Additional Notes unless expressly provided otherwise.

“Notes Custodian” means Wells Fargo Bank, National Association, as custodian with respect to the Global Notes, or any successor entity thereto.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.

“Officer” means the Chairman of the Board, the President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, any Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Option” means the right given to the underwriters to purchase up to 5,156,250 additional IDSs, representing [    ] shares of Common Stock and $[    ] aggregate principal amount of Notes for the purpose of covering over-allotments in connection with the sale of IDSs pursuant to the underwriting agreement, dated as of [            ], 2004, between the Issuer, the guarantors named therein and CIBC World Markets Corp., Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC and UBS Securities LLC, as representatives of the underwriters named therein.

“Pari Passu Indebtedness” means with respect to any Guarantor, all Indebtedness of such Person other than Guarantor Senior Indebtedness and other than Indebtedness that is by its terms expressly subordinated in right of payment to any Guarantee of such Guarantor.

“Permitted Asset Swap” means any one or more transactions in which the Issuer or any Restricted Subsidiary exchanges assets for consideration consisting of (i) assets used or useful in a Similar Business and (ii) any cash or Cash Equivalents, provided that such cash or Cash Equivalents shall be considered Net Proceeds from an Asset Sale.

“Permitted Holder” means Centre Partners Management LLC and any funds managed by Centre Partners Management LLC or its affiliates, the Management Investors, CDQ Partners, Coastal Villages Pollock LLC and Central Bering Sea Fishermans Association, and Related Parties of each of them.

“Permitted Investments” means:

(i) any Investment in the Issuer or any Restricted Subsidiary;

(ii) any Investment in Cash Equivalents or Investment Grade Securities;

(iii) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(iv) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(v) any Investment existing on the Issue Date or made pursuant to legally binding written commitment existing on the Issue Date;

(vi) loans and advances to directors, officers and employees not in excess of $1,000,000 outstanding at any one time in the aggregate;

(vii) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(viii) Hedging Obligations permitted under Section 4.03(j);

(ix) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of 5% of Total Assets or $25,000,000 at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(x) [intentionally left blank];

(xi) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock); provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under Section 4.04(c);

(xii) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07 (except transactions specified in clauses (ii), (iii), (v) and (vi) of such paragraph);

(xiii) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xiv) Guarantees issued in accordance with Section 4.03;

(xv) any Investment by the Issuer or any Restricted Subsidiary in the Issuer or one or more Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

(xvi) Investments consisting of prepaid expenses or performance or similar deposits to third parties purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(xvii) deposit accounts with respect to foreign currency received in the ordinary course of business or held by the Issuer or any Restricted Subsidiary in the ordinary course of business in connection with entering into or fulfilling Hedging Obligations, and deposits and cash collateral provided with respect to Hedging Obligations;

(xviii) investments in the Notes or the Existing Notes; and

(xix) pledges or deposits made in connection with Liens permitted under Section 4.08.

“Permitted Junior Securities” shall mean either (a) equity securities of the Issuer or any Guarantor or any successor corporation, or (b) debt securities of the Issuer, any Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or such Guarantor that are subordinated to the payment of all then-outstanding Guarantor Senior Indebtedness of the Guarantors at least to the same extent that the Note Guarantees are subordinated to the payment of all Guarantor Senior Indebtedness of the Guarantors on the Issue Date, so long as to the extent that any Guarantor Senior Indebtedness of the Issuer outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (a) the holders of any such Guarantor Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Guarantor Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Guarantor Senior Indebtedness not paid in full in cash.

“Permitted Liens” means, with respect to any Person:

(a) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(c) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(d) Liens in favor of issuers of performance and surety bonds or bid bonds or completion guarantees or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.03(d);

(g) Liens to secure Indebtedness permitted pursuant to Section 4.03(a);

(h) Liens existing on, or provided for under written arrangements existing on, the Issue Date;

(i) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(j) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(k) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.03;

(l) Liens securing Hedging Obligations;

(m) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(o) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(p) Liens in favor of the Issuer or any Restricted Subsidiary;

(q) Liens on equipment of the Issuer granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(r) Liens encumbering deposits made in the ordinary course of business to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set-off;

(s) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by this Indenture;

(t) Liens to secure Indebtedness permitted by Section 4.03(l);

(u) Liens arising out of judgments, decrees, orders or awards in respect of which the Issuer shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(v) Liens securing commercial bank indebtedness;

(w) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(x) Liens on properties or assets (1) of the Issuer or any Guarantor securing Senior Indebtedness or Guarantor Senior Indebtedness, (2) of any Wholly Owned Subsidiary that is not a Guarantor securing Indebtedness of any Wholly Owned Subsidiary that is not a Guarantor or (3) of any Restricted Subsidiary that is not a Guarantor securing its Indebtedness;

(y) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(z) Liens securing the Notes; and

(aa) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h), (i), (j), (k), (l) and (t); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness specified under clauses (f), (g), (h), (i), (j), (k), (l) or (t) at the time the original Lien became a Permitted Lien under this Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Permitted Payment” means any payment to ASLP pursuant to the Expense Reimbursement Agreement, dated [            ], 2004, between ASLP and Holdings.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Redemption Date” when used with respect to any Note to be redeemed or purchased means the date fixed for such redemption or purchase by or pursuant to this Indenture and the Notes.

“Related Party” means:

(1) with respect to any Permitted Holder other than an individual, any controlling stockholder, partner, member, or 80% (or more) owned Subsidiary;

(2) with respect to any Permitted Holder other than an individual, any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1); or

(3) with respect to any Permitted Holder that is an individual, (x) any immediate family member, heir, executor or legal representative of such individual or (y) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more individuals who are Management Investors or members of their immediate families.

“Representative” means the trustee, agent or representative (if any) for an issue of Guarantor Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

“Securities Offering” means any public or private sale of IDSs or Capital Stock or Preferred Stock of the Issuer (other than Disqualified Stock), other than public offerings with respect to IDSs or the Issuer’s Class A Common Stock registered on Form S-8.

“S&P” means Standard and Poor’s Ratings Group

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Subordinated Debt” means unsecured Indebtedness of ASG or any of its Wholly-Owned Subsidiaries that (i) constitutes Subordinated Obligations and provides that no payments may be made so long as a Default or an Event of Default exists in respect of the Notes, the Intercompany Notes or Guarantor Senior Indebtedness, (ii) is evidenced by writings having no material covenants or events of default, other than failure to pay and bankruptcy events with no exercise of remedies permitted if the Notes or the Indebtedness under the Senior Credit Documents remains outstanding, (iii) has a maturity date no earlier than September 15, 2019 and provides for no principal amortization prior to maturity, (iv) is incurred in favor of the seller as partial consideration for an acquisition undertaken by ASG or its Wholly-Owned Subsidiary, and (v) the aggregate principal amount of all such Indebtedness incurred after the Issue Date together does not exceed $22,500,000.

“Senior Credit Documents” means the Credit Agreement, the documents relating to the Hedging Obligations entered into with lenders or affiliates of lenders under the Credit Agreement or with any other Persons as may be permitted under the Credit Agreement, the Note Purchase Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral and other documents relating thereto.

“Senior Credit Facilities” means the debt facilities provided pursuant to the Senior Credit Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Senior Indebtedness” means, with respect to the Issuer, the Indebtedness under the Notes and all indebtedness of the Issuer, including interest thereon and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include, as applicable, (a) any obligation of the Issuer to any Subsidiary of the Issuer, (b) any obligations with respect to any Capital Stock, and (c) any Indebtedness Incurred in violation of this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X under the Securities Act promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the catching, harvesting and/or processing, distributing and marketing of fish or seafood, or the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar, related or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Specified Pari Passu and Subordinated Indebtedness” means (A) with respect to the Issuer, any Senior Indebtedness or Subordinated Obligations of the Issuer other than Indebtedness represented by the Notes, and (B) with respect to any Guarantor, any Pari Passu Indebtedness or Subordinated Obligations of such Guarantor other than (x) Indebtedness represented by the Intercompany Notes and the Guarantees, (y) Seller Subordinated Debt, and (z) Indebtedness permitted by Section 4.03(g).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of any Guarantor in respect of Existing Notes, and any Indebtedness of the Issuer or any Guarantor (whether outstanding on the date of the applicable Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes or to the Note Guarantee of such Guarantor, as applicable, pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(ii) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TIA” and “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Tangible Assets” means the total consolidated assets of Holdings and its Restricted Subsidiaries, including fishing rights (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other intangible assets, as shown on the most recent balance sheet of Holdings.

“Total Leverage Ratio” means, with respect to any Person on any date, the ratio of (1) Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis as of such date, excluding Indebtedness under any revolving credit facility, but including (a) any outstanding deferred interest on the Intercompany Notes and (b) the Average Revolver Outstandings for the four-quarter period ended on the last day of the most recently ended fiscal quarter, to (2) either (x) the Adjusted EBITDA of such Person and its Restricted Subsidiaries for the most recently ended twelve-month period ended on any June 30, September 30 or December 31, or (y) the Adjusted EBITDA of such Person and its Restricted Subsidiaries for the most-recently ended fifteen-month period ended on any March 31 multiplied by 4/5, as applicable. In the event that the Issuer or any of its Restricted Subsidiaries incurs or redeems any Indebtedness or issues or redeems Preferred Stock subsequent to the end of the period for which the Total Leverage Ratio is being calculated but prior to the event for which the calculation of the Total Leverage Ratio is made (the “Calculation Date”), then the Total Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the end of the applicable period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Issuer or any of its Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated interest coverage obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition or disposition, have discontinued any operation, or have engaged in merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Total Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Transactions” means the transactions occurring in connection with the consummation of the offering described in the prospectus, dated [            ], 2004, of the Issuer, including without limitation repayment of existing indebtedness, the incurrence of Indebtedness under the Notes, the Intercompany Notes and the Senior Credit Facilities, distribution of proceeds and corporate restructuring contemplated thereby.

“Trust Officer” means (i) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and (ii) who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor and if at any time there is more than one such party, “Trustee” as used with respect to the securities of any series shall mean the trustee with respect to securities of that series.

“Unrestricted Subsidiary” means:

(i) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(ii) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided further, however, that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x)(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in Section 4.03 or (2) the Total Leverage Ratio for Holdings and its Restricted Subsidiaries would be less than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and which are not callable or redeemable at the Issuer’s option.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Additional Notes”	2.01
“Affiliate Transaction”	4.07
“Agent Members”	2.02
“Asset Sale Offer”	4.06
“Automatic Exchange”	4.14
“Bankruptcy Law”	6.01
“Blockage Notice”	11.03
“Calculation Date”	1.01 in “Fixed Charge Coverage Ratio”
“Change of Control Offer”	4.09
“covenant defeasance option”	8.02
“Collateral”	12.01
“Custodian”	6.01
“Deferred Interest”	4.01
“Dividend Suspension Period”	4.04
“Event of Default”	6.01
“Excess Proceeds”	4.06
“Global Note Legend”	2.02
“Guaranteed Obligations”	10.01
“Initial Lien”	4.08
“Issuer Funds	12.03
“Issuer Order”	12.03
“judgment default provision”	6.01
“legal defeasance option”	8.02

“Legal Holiday”	13.08
“Mandatory Interest Deferral Period”	4.01
“Notice of Default”	6.01
“Offer Period”	4.06
“Optional Interest Deferral Period”	4.01
“Original Notes”	Preamble
“pay its Guarantee”	11.03
“Paying Agent”	2.04
“Payment Blockage Period”	11.03
“Pledge”	12.01
“Pledge Account”	12.02
“protected purchaser”	2.08
“Redemption Date”	3.07
“Refinancing Indebtedness”	4.03
“Refunding Capital Stock”	4.04
“Registrar”	2.04
“Restricted Payments”	4.04
“Retired Capital Stock”	4.04
“Successor Guarantor”	5.01
“Successor Issuer”	5.01
“Unit Notes”	4.14

SECTION 1.03. Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes and the Note Guarantees.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer, the Guarantors and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

If any provision hereof limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed (i) to apply to this Indenture as so modified or (ii) to be excluded, as the case may be.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(1) all “dollars” are in U.S. dollars, unless otherwise stated;

(2) a term defined in this Indenture has the meaning assigned to it in this Indenture;

(3) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(4) “or” is not exclusive;

(5) “including” means including without limitation;

(6) words in the singular include the plural and words in the plural include the singular;

(7) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(8) any reference to a Section or Article refers to such Section or Article of this Indenture.

(9) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(10) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer thereof dated such date prepared in accordance with GAAP;

(11) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater.

ARTICLE 2

THE NOTES

SECTION 2.01. The Notes; Amount Unlimited. There is hereby established a series of Notes to be issued under this Indenture, which are designated as the Issuer’s “[    ]% Secured Notes due 2019.”

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited. The Original Notes shall be issued in an aggregate principal amount of $[    ,000,000], if the Option is exercised within the Exercise Period, or $[    ,000,000], if the Option is not exercised within the Exercise Period. Any additional Notes (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.10 or 3.06, and except for Notes which, pursuant to Section 2.03, are deemed never to have been authenticated and delivered hereunder) issued after the date of this Indenture (“Additional Notes”) shall be part of the same series as the Original Notes, and shall have substantially identical terms and conditions as the Original Notes.

With respect to any Additional Notes issued after the Issue Date, they shall be (i) established in or pursuant to a resolution of the Board of Directors and (ii) (A) set forth or determined in the manner provided in an Officers’ Certificate or (B) established in one or more supplemental indentures hereto, prior to the issuance of such Additional Notes.

Additional Notes shall be issued with substantially identical terms as the Original Notes set forth in this Indenture except for any variation in issuance date, issue price and interest payable as a result of such date. If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

The Issuer shall only be entitled to issue Additional Notes in compliance with Section 4.14.

SECTION 2.02. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture; provided that any Additional Notes may have such applicable revisions to the form set forth in Exhibit A hereto as are necessary to reflect the terms of such Additional Notes established pursuant to Section 2.01. In addition, the Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes offered and sold pursuant to this Indenture shall, unless (in the case of Additional Notes) the Issuer otherwise notifies the Trustee in writing, be issued in the form of one or more permanent global Notes in definitive, fully registered form in substantially the form set forth in Exhibit A (each, a “Global Note”). The aggregate principal amount of a Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee or the Depositary, as hereinafter provided.

(c) Book-Entry Provisions. This Section 2.02(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.02(c) and pursuant to an order of the Issuer, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Notes Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Notes Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Global Note Legend. Each Global Note shall bear the following legend (the “Global Note Legend”) or such other legend as may be required by the Depositary from time to time:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED

TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THE COMPANY MAY SUBSEQUENTLY ISSUE NOTES THAT ARE IDENTICAL IN ALL MATERIAL RESPECTS TO THIS NOTE BUT HAVE ORIGINAL ISSUE DISCOUNT. IN SUCH CASE, THE HOLDER OF THIS NOTE WILL EXCHANGE A PORTION OF HIS NOTES FOR SUCH NEWLY ISSUED NOTES WITH ORIGINAL ISSUE DISCOUNT. THE AGGREGATE PRINCIPAL AMOUNT OF NOTES OWNED BY SUCH HOLDER, HOWEVER, WILL NOT CHANGE AS A RESULT OF SUCH EXCHANGE. WITH RESPECT TO SUCH NEWLY ISSUED NOTES WITH ORIGINAL DISCOUNT, A HOLDER MAY OBTAIN THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, THE ISSUE PRICE AND THE YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST TO THE TRUSTEE.

In addition, the Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer).

(e) Physical Notes. Except as provided in Section 2.07 or 2.08, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.

SECTION 2.03. Execution and Authentication. One or more Officers shall sign the Notes for the Issuer by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. All Notes shall be dated the date of their authentication.

The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by two Officers, (1) Original Notes for original issue on the date hereof in an aggregate principal amount of up to $[ ,000,000], if the Option is exercised within the Exercise Period, or $[    ,000,000], if the Option is not exercised within the Exercise Period, and (2) subject to the terms of this Indenture, Additional Notes in an unlimited aggregate principal amount. Such order shall specify the amount of Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Original Notes or Additional Notes.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04. Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent, and the term “Registrar” includes any co-registrars.

The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefore pursuant to Section 7.07. The Issuer or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (1) acceptance of an appointment by a successor agent as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (2) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (1) above. The Registrar or Paying Agent may resign at any time upon written notice; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

SECTION 2.05. Paying Agent To Hold Money in Trust. Prior to each due date of the principal and interest on any Note, the Issuer shall deposit with the Paying Agent (or if the Issuer or a Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum (in U.S. dollars only) sufficient to pay such principal and interest when due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Issuer in making any such payment. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.06. Holders Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the

Trustee, in writing at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.07. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with this Section 2.07. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of Section 8-401(a)(1) of the Uniform Commercial Code are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes upon the Issuer’s order or at the Registrar’s request. The Issuer shall not be required to make and the Registrar need not register transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed.

(a) Transfer and Exchange of Physical Notes. When Physical Notes are presented to the Registrar with a request to register the transfer of such Physical Notes or to exchange such Physical Notes for an equal principal amount of Physical Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Physical Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing; and

(ii) are accompanied by the following additional information and documents, as applicable:

(A) if such Physical Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Original Note); or

(B) if such Physical Notes are being transferred to the Issuer, a certification to that effect (in the form set forth on the reverse side of the Original Note).

(b) Restrictions on Transfer of a Physical Note for a Beneficial Interest in a Global Note. A Physical Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Physical Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Physical Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Notes Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Physical Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Physical Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated Notes pursuant to Section 2.08, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(ii) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefore. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(iii) Notwithstanding any other provisions of this Article 2 (other than the provisions set forth in Section 2.08), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Cancellation or Adjustment of Global Notes. At such time as all beneficial interests in a Global Note have either been exchanged for Physical Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Physical Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(e) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Physical Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections [3.06, 4.06, 4.08 and 9.05] of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

SECTION 2.08. Physical Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Notes Custodian pursuant to Section 2.02 shall be transferred to the beneficial owners thereof in the form of Physical Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.07 and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Issuer within [90] days of such notice or (ii) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.08 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be registered in such names as the Depositary shall direct.

(c) Subject to the provisions of Section 2.08(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.08(a)(i), (ii) or (iii), the Issuer will promptly make available to the Trustee a reasonable supply of Physical Notes in fully registered form without interest coupons.

SECTION 2.09. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, including that the Holder (i) satisfies the Issuer or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (ii) makes such request to the Issuer or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”), (iii) if required by the Trustee or the Issuer, furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced and (iv) satisfies any other reasonable requirements of the Trustee. In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Upon the issuance of any new Note under this Section 2.09, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every replacement Note is an additional obligation of the Issuer.

The provisions of this Section 2.09 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.10. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.09, it ceases to be outstanding.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.11. Temporary Notes. In the event that Physical Notes are to be issued under the terms of this Indenture, until such Physical Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Physical Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Physical Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuer, without charge to the Holder.

SECTION 2.12. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver proof of canceled Notes to the Issuer pursuant to written direction by an Officer. The Issuer may not issue new Notes to replace Notes it has redeemed or paid.

SECTION 2.13. CUSIP Numbers. The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer, upon becoming aware, through written notice, of any change in such “CUSIP” numbers, shall promptly notify the Trustee of such change.

SECTION 2.14. Tax Treatment. The Issuer agrees, and by acceptance of beneficial ownership interest in the Notes each beneficial owner of Notes shall be deemed to have agreed, (1) to treat itself as owner of the Notes for all purposes, including the preparation and filing of any United States federal, state, local or foreign tax return, report, or other information; (2) to treat the Notes as indebtedness for all tax purposes and (3) to treat the acquisition of an IDS as the acquisition of the Notes and Common Stock which are represented by the IDS and to allocate the purchase price of the IDS between the Notes and the Common Stock in the proportions set forth in paragraph [24] of the Notes.

SECTION 2.15. Maturity. The Notes shall mature on September 15, 2019 unless redeemed earlier pursuant to Article 3 of this Indenture.

SECTION 2.16. Combination of Notes and Class A Common Stock into IDSs. As long as any Notes are outstanding, any Holder of the Notes that do not constitute part of an IDS and shares of Class A Common Stock that do not constitute part of an IDS may, at any time and from time to time, combine such Notes and shares of Class A Common Stock in the same proportion as the IDSs outstanding at the time of such combination to form IDSs, unless all IDSs have been previously automatically separated as a result of redemption or maturity of the Notes or otherwise.

ARTICLE 3

REDEMPTION

SECTION 3.01. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.07, it shall notify the Trustee in writing of the Redemption Date and the principal amount of Notes to be redeemed.

The Issuer shall give each notice to the Trustee provided for in this Section at least 60 days before the Redemption Date unless the Trustee consents to a shorter period, which in no event shall be less than 30 days. Such notice shall be accompanied by an Officers’ Certificate from the Issuer to the effect that such redemption shall comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not fewer than 15 days after the date of notice to the Trustee. Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

SECTION 3.02. Selection of Notes to be Redeemed. In the case of any partial redemption, selection of Notes for redemption shall be made by the Trustee not more than 60 days prior to the Redemption Date on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the applicable legal and regulatory requirements). If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note.

SECTION 3.03. Notice of Redemption. At least 30 days but not more than 60 days before the Redemption Date, the Issuer, or the Trustee at the Issuer’s direction (made to the Trustee at least 40 days (or such shorter period as shall be satisfactory to the Trustee) prior to the Redemption Date), shall mail a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address.

The notice shall identify the Notes to be redeemed and shall state:

(1) the expected Redemption Date;

(2) the redemption price;

(3) in the case of partial redemption, the respective principal amount of the Notes to be redeemed;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that on the Redemption Date, the redemption price will become due and payable upon each such Note, and, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the Redemption Date;

(7) the CUSIP number, if any, printed on the Notes being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

The Issuer may provide in such notice that payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

The notice if mailed in the manner herein provided shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the information, along with a form of the notice, required by this Section.

SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest (including deferred interest), if any, to the Redemption Date; provided, however, that if the Redemption Date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date.

SECTION 3.05. Deposit of Redemption Price. Prior to 10:00 a.m., New York City time, on the Redemption Date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Subsidiary is acting as the Paying Agent, the Issuer or such Subsidiary shall segregate and hold in trust) money (in U.S. dollars) sufficient to pay the redemption price of and accrued and unpaid interest, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation.

On and after the Redemption Date, unless the Company defaults in payment of the redemption price, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds (in U.S. dollars) sufficient to pay the principal of, plus accrued and unpaid interest (if any) on, the Notes to be redeemed and the only right of the Holders of such Notes (or portions thereof) will be to receive payment of the redemption price and subject to the preceding sentence, any accrued and unpaid interest on such Notes (or portions thereof) to the Redemption Date. If any Note (or portion thereof) called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Note (or portion thereof).

SECTION 3.06. Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07. Redemption of Notes

Except as set forth in the following sentence, the Issuer may not redeem Notes at its option prior to September 15, 2011.

At any time and from time to time on or after September 15, 2011, the Notes shall be redeemable, at the Issuer’s option, in whole or in part for cash at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the Notes redeemed, to the relevant Redemption Date, if redeemed during the 12-month period commencing on June 15 of the years set forth below:

Period	Redemption Price
2011	106.375%
2012	105.100%
2013	103.830%
2014	102.550%
2015	101.280%
2016 and thereafter	100.000%

SECTION 3.08. Automatic Separation of IDSs. A full or partial redemption of the Notes will result in an automatic separation of the IDSs.

ARTICLE 4

COVENANTS

SECTION 4.01. Payment of Notes; Interest Deferral. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture. Prior to             , 2009, the Issuer shall be permitted to defer interest payments on the Notes if and for so long as the Interest Coverage Ratio of Holdings for the most recently ended twelve-month period ending on the last day of any fiscal quarter for which internal financial statements are available, is less than the applicable Interest Deferral Threshold, unless a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default (any such period, a “Mandatory Interest Deferral Period”). The interest payments shall be deferred under this provision from the time the Issuer provides the Trustee with a calculation demonstrating that such deferral is permitted (provided, however, that such calculation shall be provided to the Trustee not later than 60 days after the end of the applicable quarter) until such time as the Issuer provides the Trustee with a calculation demonstrating that such deferral is no longer permitted (provided, however, that such calculation shall be provided to the Trustee not later than 60 days after the end of the applicable quarter) or, if earlier, until such time as a default in payment of interest, principal or premium, if any, on the Notes has occurred or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default. Interest payments on the Notes shall not be deferred under this provision for more than 8 quarters in the aggregate or beyond             , 2009.

In addition, after             , 2009, the Issuer may at its election defer interest on the Notes on not more than four occasions for not more than two quarters per occasion (each, an “Optional Interest Deferral Period”) and, each Optional Interest Period, together with the Mandatory Interest Deferral Period, an “Interest Deferral Period”) by delivering to the Trustee a copy of a resolution of the Issuer’s Board of Directors certified by an Officers’ Certificate of the Issuer to the effect that, based upon a good-faith determination of the Issuer’s Board of Directors, such deferral is reasonably necessary for bona fide cash management purposes, or to reduce the likelihood of or avoid a default on the Designated Senior Indebtedness; provided no such deferral may be commenced, and any ongoing deferral shall cease, if a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default. No Optional Interest Deferral Period may commence unless and until all interest deferred pursuant to any preceding Interest Deferral Period, together with interest thereon, has been paid in full.

Deferred interest on the Notes shall bear interest at the same rate as the stated rate on the Notes, compounded quarterly, until paid in full. Following the end of any Interest Deferral Period, the Issuer shall be obligated to resume quarterly payments of interest on the Notes, including interest on deferred interest. All interest deferred prior to             , 2009, including interest accrued on deferred interest, must be repaid on             , 2009. All interest deferred after             , 2009, including interest accrued on deferred interest, shall be repaid on or before maturity. The Issuer may prepay all or part of the deferred interest, at any time other than during an Interest Deferral Period.

SECTION 4.02. Reports and Other Information. Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer shall file with the SEC (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days upon their request), (i) annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) (ii) reports on Form 10-Q (or any successor or comparable form), (iii) such other reports on Form 8-K (or any successor or comparable form), and (iv) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, in each case, within the time period the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act; provided, however, the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer shall make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders upon their request, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

SECTION 4.03. Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Issuer (i) shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, and (ii) shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), or issue shares of Disqualified Stock and any Restricted Subsidiary of Holdings may issue shares of Preferred Stock if (a) the Issuer or any Restricted Subsidiary of the Issuer that is not a Subsidiary of Holdings Incurs Indebtedness or issues Disqualified Stock, it shall contemporaneously with such Incurrence or issuance lend all proceeds therefrom to Holdings on terms substantially identical to the terms of such Indebtedness Disqualified Stock, and (b) the Total Leverage Ratio of Holdings would be less than or equal to 5.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such period.

The foregoing limitations shall not apply to:

(a) the Incurrence by the Issuer’s Restricted Subsidiaries of Indebtedness under the Senior Credit Documents and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), and, without limiting the foregoing, any refinancing or refunding indebtedness in respect thereof, up to an aggregate principal amount of $330,000,000 outstanding at any one time (not including any Hedging Obligations);

(b) the Incurrence by the Issuer and the Restricted Subsidiaries of Indebtedness represented by the Notes (excluding Additional Notes), the Pledge, the Note Guarantees, the Intercompany Notes and the Intercompany Guarantees, as applicable;

(c) Indebtedness existing on the date of this Indenture (other than Indebtedness specified in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, which may, but shall not be required to, be Incurred under the Senior Credit Documents, to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (d) and all Refinancing Indebtedness (as defined below) Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (d), does not exceed the greater of 5% of Tangible Assets at the time of Incurrence or $25,000,000;

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation and personal injury claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or with respect to agreements to provide services, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) (i) Indebtedness by and among the Issuer and any of its Restricted Subsidiaries or by and among Restricted Subsidiaries, and (ii) shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary of Holdings; provided that any such Indebtedness of a Restricted Subsidiary to the Issuer is made pursuant to a written instrument; provided further that any such Indebtedness of the Issuer (other than Indebtedness held by a Guarantor) is subordinated in right of payment to the Notes; provided finally that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuer or any other subsequent transfer of any such Indebtedness or Disqualified Stock or Preferred Stock (except to Holdings or another Restricted Subsidiary of Holdings) shall be deemed, in each case to be an Incurrence of such Indebtedness or an issuance of shares of Preferred Stock or Disqualified Stock;

(h) [intentionally left blank];

(i) Seller Subordinated Debt;

(j) Hedging Obligations that are incurred in the ordinary course of business (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding, (2) for the purpose of fixing, hedging or managing currency exchange rate risk with respect to any currency exchanges or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations in respect of performance, bid and surety bonds and completion guarantees and other similar obligations provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Issuer and any Restricted Subsidiary not otherwise permitted hereunder (which may, but shall not be required to, be Incurred under the Senior Credit Documents) in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (1), does not exceed the greater of 5% of Tangible Assets or $25,000,000 at any one time outstanding; provided, however, that Indebtedness of Foreign Subsidiaries, when aggregated with the principal amount of all other Indebtedness of Foreign Subsidiaries then outstanding and Incurred pursuant to this clause (l), shall not exceed $10,000,000 (or the equivalent thereof in any other currency) at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed to be Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is otherwise permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of any Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (l), (n) and (o) of this paragraph, or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(ii) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(iii) to the extent such Refinancing Indebtedness refinances Indebtedness pari passu with the Notes, the Guarantees or the obligations of the Restricted Subsidiaries that are obligors under the Intercompany Notes or Intercompany Guarantees, as applicable, such Refinancing Indebtedness is pari passu with the Notes, the Note Guarantees, or the obligations of such Subsidiaries under the Intercompany Notes or Intercompany Guarantees, as applicable;

(iv) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing; and

(v) shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

and provided further that subclauses (i), (ii) and (iv) of this clause (n) shall not apply to any refunding or refinancing of any Guarantor Senior Indebtedness;

(o) Indebtedness or Disqualified Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, that any such Indebtedness and Disqualified Stock shall be included in the calculation of the Total Leverage Ratio of Holdings; and provided, finally, that after giving effect to such acquisition and the Incurrence of such Indebtedness either (i) Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in the first sentence of this covenant or (ii) the Total Leverage Ratio of Holdings would be lower than immediately prior to such acquisition;

(p) [intentionally left blank];

(q) the Incurrence of the Issuer’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an Incurrence of Indebtedness by a Restricted Subsidiary;

(r) Indebtedness arising by reason of a Lien created or permitted to exist in compliance with Section 4.08, other than Liens permitted pursuant to clause (v) or (x) of the definition of “Permitted Liens”;

(s) Indebtedness arising from honoring a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(t) [intentionally left blank];

(u) Indebtedness to be issued in the form of Additional Notes upon the exercise of any warrants held on the Issue Date to acquire IDSs or Additional Notes and Class A Common Stock of the Issuer in exchange for ASLP units, and Indebtedness evidenced by Intercompany Notes, if any, and Intercompany Guarantees, if any, issued in connection therewith, provided that (i) no Event of Default has occurred and is continuing at the time of such issuance; (ii) the ratio of the aggregate principal amount of such Additional Notes over the number of such additional shares of Class A Common Stock shall not exceed the equivalent ratio with respect to the Notes and Class A Common Stock represented by the IDSs outstanding immediately prior to such issuance; and (iii) either (A) the Issuer makes the ASLP Units, if any, received by it in connection with such issuance subject to the Pledge or (B) if the Issuer redeems any ASLP Units received by it in connection with such issuance in exchange for Equity Interests in Holdings and the Intercompany Notes, such Intercompany Notes are made subject to the Pledge;

(v) [intentionally left blank];

(w) Indebtedness to be issued in the form of Additional Notes upon the exercise of any warrants held by any CDQ Partner as of the Issue Date to acquire IDSs or Additional Notes and Class A Common Stock of the Issuer, and Indebtedness evidenced by Intercompany Notes, if any, and Intercompany Guarantees, if any, issued in connection therewith, provided that (i) no Event of Default has occurred and is continuing at the time of such issuance; (ii) the ratio of the aggregate principal amount of such Additional Notes over the number of such additional shares of Class A Common Stock shall not exceed the equivalent ratio with respect to the Notes and the Class A Common Stock represented by the IDSs outstanding immediately prior to such issuance; (iii) the Issuer utilizes the proceeds from the issuance of such Additional Notes to acquire additional Intercompany Notes in an aggregate principal amount equal to the aggregate principal amount of such Additional Notes; and (iv) such additional Intercompany Notes are made subject to the Pledge;

(x) Indebtedness to be issued in the form of Additional Notes in connection with the issuance of IDSs or Additional Notes and Class A Common Stock of the Issuer, and Indebtedness evidenced by Intercompany Notes, and Intercompany Guarantees issued in connection therewith, provided that (A) no Event of Default has occurred and is continuing at the time of such issuance, (B) the ratio of the aggregate principal amount of such Additional Notes over the number of such additional shares of Class A Common Stock shall not exceed the equivalent ratio with respect to the Notes and the Class A Common Stock represented by the IDSs outstanding immediately prior to such issuance, (C) the Issuer utilizes the proceeds of such issuance to purchase from Holdings Intercompany Notes and equity units in Holdings, and Holdings uses such proceeds either (i) to redeem from ASLP, or from former ASLP partners following dissolution of ASLP, Intercompany Notes and equity units in Holdings, in each case in the same principal amounts and proportions as the Class A Common Stock and Notes represented by the IDSs or (ii) to repurchase its Class B equity units held by the Issuer, provided that the Issuer uses the proceeds of such repurchase to repurchase shares of Class B Common Stock outstanding on the date hereof or issued on exercise of options outstanding on the date hereof or pursuant to a management compensation plan, and (D) the Intercompany Notes issued in connection with such issuance of Additional Notes are made subject to the Pledge; and

(y) Indebtedness of the Issuer or any Restricted Subsidiary Incurred to finance the acquisition (including without limitation by way of a merger) of Capital Stock of any Person engaged in, or assets used or useful in, a Similar Business, provided that after giving effect to such acquisition and the Incurrence of such Indebtedness (1) no Default or Event of Default has occurred and is continuing; (2) the Interest Coverage Ratio of Holdings calculated on a pro forma basis for the most recently ended twelve-month period for which internal financial statements are available is higher than immediately prior to giving effect to such acquisition and the Incurrence of such Indebtedness, and (3) the Total Leverage Ratio of Holdings calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter for which internal financial statements are available is lower than immediately prior to giving effect to such acquisition and the Incurrence of such Indebtedness.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness specified in clauses (a) through (y) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Any other obligation of the obligor on such Indebtedness (or any other person who could have incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit secures the principal amount of such Indebtedness. The amount of Indebtedness issued at a price less than the principal amount thereof shall be equal to the amount of liability in respect thereof determined in accordance with GAAP. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and non-cash changes to the value of derivatives will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

SECTION 4.04. Limitation on Restricted Payments. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the

Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests or any Subordinated Obligations of the Issuer or any Restricted Subsidiary held by Persons other than the Issuer or another Restricted Subsidiary, other than exchanges of ASLP Units for the Issuer’s IDSs or Class A Common Stock and Notes pursuant to and in accordance with the ASLP Exchange and Registration Rights Agreement;

(3) make any principal payment on, or cause a defeasance of prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations of the Issuer or any Restricted Subsidiary held by Persons other than the Issuer or another Restricted Subsidiary;

(4) make any Restricted Investment (all such restricted payments and other actions set forth in this clause (4) and clauses (1), (2) and (3) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment,

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) (x) no Dividend Suspension Period is in effect, (y) no Interest Deferral Period is in effect and (z) there is no deferred and unpaid interest on the Notes;

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (including, without duplication, Restricted Payments permitted by clauses (1), (3) and (4) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication:

(i) 100% of Excess Cash of the Issuer and its Restricted Subsidiaries for the period (taken as one accounting period) from January 1, 2005 until the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available, plus

(ii) 100% of the aggregate net cash proceeds (including net cash proceeds from property that is converted into cash within 30 days of its receipt), received by the Issuer since the Issue Date from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness, Disqualified Stock and Designated Preferred Stock or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(iii) 100% of the aggregate amount of contributions to the capital of the Issuer since the Issue Date received in cash or in property other than cash converted to cash within 30 days of its receipt (other than Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock), plus

(iv) 100% of the aggregate amount of cash or property other than cash converted to cash within 30 days of its receipt, in each case received from (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of or on account of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Subsidiaries) and from payments of interest on and repayments of loans or advances which constituted Restricted Investments, (B) the sale (other than to the Issuer or a Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or (C) a distribution or dividend from an Unrestricted Subsidiary, plus

(v) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, 100% of the aggregate net cash proceeds (including cash proceeds from property other than cash sold within 30 days of its receipt) received by the Issuer at the time of such redesignation, combination or transfer, plus

(vi) at any time prior to December 31, 2006, $10,000,000.

“Dividend Suspension Period” means any period in which the Interest Coverage Ratio of Holdings for the then most recently ended twelve-month period ended on the last day of any fiscal quarter for which internal financial statements are available is less than the applicable Dividend Suspension Threshold:

The foregoing provisions shall not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(2) (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Obligations of the Issuer or Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests or the issuance and sale of Subordinated Obligations of the Issuer or Holdings, as applicable, or contributions to the equity capital of the Issuer or Holdings, as applicable (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or Holdings, as applicable, or to an employee stock ownership plan or any trust established by the Issuer or Holdings, as applicable, or any of their respective Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and (b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or Holdings or to an employee stock ownership plan or any trust established by the Issuer or Holdings or any of their respective Subsidiaries) of Refunding Capital Stock;

(3) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with Section 4.03;

(4) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, Holdings would have had a Total Leverage Ratio of less than or equal to 5.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (4) does not exceed the net cash proceeds received by the Issuer from the sale of Designated Preferred Stock issued after the Issue Date;

(5) Permitted Payments to the extent they appear as an expense on the income statement of Holdings;

(6) the Transactions;

(7) the redemption or repurchase by (a) Holdings of its Capital Stock and Intercompany Notes or (b) by the Issuer of shares of Class B Common Stock outstanding on the Issue Date or issued pursuant to options existing on the Issue Date or pursuant to a management compensation plan, in each case, with the proceeds of an issuance of IDSs or Additional Notes and the Issuer’s Class A Common Stock completed substantially contemporaneously with such redemption or repurchase; provided that any such transactions described in clause (a) may only be consummated in accordance with the ASLP Exchange and Registration Rights Agreement;

(8) Restricted Payments of the type specified in clause (2) of the first paragraph of this covenant other than those made on any class of stock on a pro rata basis in an aggregate amount not to exceed $5,000,000; and

(9) subject to the conditions set forth in clauses (a) and (b) of the first paragraph of this covenant, regular quarterly dividends on our Class A common stock and Class B common stock made prior to March 31, 2005 in an aggregate amount not to exceed $22,000,000.

The Issuer shall not permit any Restricted Subsidiary to become an Unrestricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment in such amount would be permitted at such time (whether pursuant to the first paragraph of this covenant or under clause (6) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date;

(2) this Indenture, the Notes, the Note Guarantees, the Intercompany Notes and the Intercompany Guarantees;

(3) applicable law or any applicable rule, regulation or order or as required by any regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary or any of their businesses;

(4) any agreement or other instrument (a) relating to Indebtedness of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (b) with respect to any asset acquired, in existence at the time of the acquisition and not incurred in connection with or in contemplation of such acquisition;

(5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 4.03 and 4.08;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in agreements and instruments, including without limitation joint venture agreements and other similar agreements, entered into in the ordinary course of business, and other limitations arising in the ordinary course of business that do not materially detract from the value of the property or assets of the Issuer or a Restricted Subsidiary;

(9) customary provisions contained in leases, licenses, agreements to provide services and other similar agreements entered into in the ordinary course of business that impose restrictions of the type specified in clause (c) above;

(10) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature specified in clause (c) above; or restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary or any of their businesses; or

(11) pursuant to any Hedging Obligations;

(12) by virtue of transfer or, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited under this Indenture;

(13) pursuant to customary agreements restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(15) the Credit Agreement, the Note Purchase Agreement and other Senior Credit Documents, as the same may be amended, restated, modified, renewed, increased, replaced, refunded or refinanced.

SECTION 4.06. Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to cause or make an Asset Sale, unless (x) the Issuer, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of and (y) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefore received by the Issuer, or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary that are assumed by the transferee of any such assets;

(ii) any notes or other obligations or other securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof (to the extent of the cash or Cash Equivalents received); and

(iii) any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 7.5% of Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

(b) Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(i) to permanently reduce Obligations under the Senior Credit Documents (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or the Issuer’s Senior Indebtedness of the Issuer or Pari Passu Indebtedness of a Guarantor in each case, other than Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer (except for Indebtedness under the Intercompany Notes as provided below), provided that (A) if the Issuer shall so reduce Obligations under Senior Indebtedness, it will offer to equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer)

to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes and (B) if Holdings or any other Guarantor shall so reduce any Obligations under any Pari Passu Indebtedness, (x) Holdings shall offer to equally and ratably reduce its obligations under the Intercompany Notes held by the Issuer and ASLP by making an offer (on terms substantially similar to those described below for an Asset Sale Offer) to the Issuer and ASLP to purchase a pro rata principal amount of the Intercompany Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, and (y) upon the receipt of such repurchase offer from Holdings described in clause (x) above, the Issuer shall make an offer to the Holders of the Notes to purchase the maximum amount of Notes that can be purchased with the proceeds from such repurchase of the Intercompany Notes by Holdings, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any;

(ii) to an investment in any one or more Persons, businesses, capital expenditures or acquisitions of other assets in each case engaged, used or useful in a Similar Business; and/or

(iii) to make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $12,500,000, the Issuer shall make an offer to all Holders of Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes that may be purchased out of the share of such Excess Proceeds payable to the Issuer in respect of the Intercompany Notes at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Section 4.06. The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $12,500,000 by mailing the notice required pursuant to Section 4.06(c)(1), with a copy to the Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Issuer’s share of such Excess Proceeds, any Excess Proceeds remaining after distribution on the Intercompany Notes sufficient to cause the Issuer to receive the amount necessary to repurchase the Notes so tendered may be used by the Issuer and its subsidiaries for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Issuer’s share of such Excess Proceeds, the Trustee shall select the Notes to be purchased pursuant to Section 4.06(c)(3). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) (1) Promptly, and in any event within ten Business Days after the Issuer becomes obligated to make an Asset Sale Offer, the Issuer shall deliver to the Trustee and send,

by first-class mail, postage prepaid, to each Holder at such Holder’s registered address, a written notice stating that the Holder may elect to have such Holder’s Notes purchased by the Issuer either in whole or in part (subject to prorating pursuant to Section 4.06(c)(3)), at the applicable purchase price. The notice shall be mailed at least 30 but not more than 60 days before the purchase date and shall contain such information concerning the business of the Issuer which the Issuer in good faith believes will enable such Holders to make an informed decision (which shall include the circumstances and relevant facts and financial information regarding such Asset Sale, together with the address referred to in Section 4.06(c)(3) below. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(2) Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Issuer shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). On such date, the Issuer shall also irrevocably deposit with the Trustee or with a paying agent (or, if the Issuer is acting as its own paying agent, segregate and hold in trust) an amount equal to the Excess Proceeds to be invested in Cash Equivalents and to be held for payment in accordance with the provisions of this Section 4.06. Upon the expiration of the period for which the Offer remains open (the “Offer Period”), the Issuer shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the Excess Proceeds delivered by the Issuer to the Trustee is greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Issuer immediately after the expiration of the Offer Period for application in accordance with Section 4.06(b) above.

(3) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note purchased. If at the expiration of the Offer Period more Notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements). A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

(d) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof. If more Notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements).

SECTION 4.07. Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $50,000, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, the Issuer delivers to the Trustee an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above.

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15,000,000, the Issuer delivers to the Trustee an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing provisions shall not apply to the following:

(i) transactions between or among the Issuer and/or any of its Restricted Subsidiaries;

(ii) Permitted Investments and Restricted Payments permitted by Section 4.04;

(iii) the payment of reasonable and customary fees and other compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary;

(iv) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(v) payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the disinterested members of the Board of Directors of the Issuer or a Restricted Subsidiary, as applicable in good faith;

(vi) any agreement as in effect as of the Issue Date (including, without limitation, any agreement with ASLP and the Expense Reimbursement Agreement) or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby;

(vii) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including the ASLP Exchange and Registration Rights Agreement and any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ix) the Transactions;

(x) the issuance of Capital Stock (other than Disqualified Stock) of the Issuer or IDSs in respect of the Issuer’s securities (including such underlying securities) or Additional Notes and Class A Common Stock of the Issuer, and related Intercompany Notes and Intercompany Guarantees to any Permitted Holder, in each case, pursuant to options, securities or other rights existing on the Issue Date or pursuant to a management compensation plan; and

(xi) any agreement providing for the purchase of fishing quota or fish from CDQ Partners, provided that each such agreement with the aggregate consideration in excess of $5,000,000 has been approved by a majority of Disinterested Directors of the Issuer in a resolution substantially to the effect that such purchase is reasonable and in the best interests of the Issuer.

SECTION 4.08. Liens. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of the Issuer or any of its Subsidiaries other than Guarantor Senior Indebtedness (such lien, the “Initial Lien”) unless the Notes (or, with respect to any Restricted Subsidiary that is a Guarantor, the Note Guarantee of such Guarantor) are equally and ratably secured with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes or the Note Guarantees, as applicable) the Indebtedness so secured until such time as such Indebtedness so secured is no longer secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or the Note Guarantees, as applicable) shall be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Issuer of the property or assets secured by such Initial Lien, or of all the Capital Stock held by the Issuer or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien. The second preceding sentence will not require the Issuer or any Restricted Subsidiary to secure the Notes or the Note Guarantees, as applicable, if the Lien consists of a Permitted Lien.

SECTION 4.09. Change of Control.

(a) Upon a Change of Control, each Holder shall have the right to require that the Issuer repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.09(b); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this Section 4.09 in the event that it has exercised its right to redeem all the Notes pursuant to Section 3.07. In the event that at the time of such Change of Control the terms of the Senior Credit Documents restrict or prohibit the repurchase of Notes pursuant to this Section 4.09, then prior to the mailing of the notice to Holders provided for in Section 4.09(b) below but in any event within 30 days following any Change of Control, the Issuer shall (i) repay in full all amounts owing under the Senior Credit Documents or offer to repay in full all amounts owing under the Senior Credit Documents and repay each lender under the Senior Credit Documents who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Senior Credit Documents to permit the repurchase of the Notes as provided for in Section 4.09(b).

(b) Within 30 days following any Change of Control (except as provided in Section 4.09(a)) or, at the Issuer’s option, prior to the occurrence of the Change of Control but after the public announcement thereof, the Issuer shall mail a notice (the “Change of Control Offer”) to each Holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred or will occur and that such Holder has (or upon the occurrence will have) the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

(4) the instructions determined by the Issuer, consistent with this Section 4.09, that a Holder must follow in order to have its Notes purchased; and

(5) if such Change of Control Offer is made prior to such Change of Control, that payment is conditioned on the occurrence of such Change of Control.

(c) In order for a holder of IDSs to exercise its right to require the Issuer to repurchase the Notes, such holder must voluntarily separate its IDSs.

(d) Notwithstanding the foregoing provisions of this Section 4.09, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.09(b) applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other U.S. securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.09. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.09, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.09 by virtue thereof.

SECTION 4.10. Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer commencing with the fiscal year ending on December 31, 2004, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as officers of the Issuer they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto. The Issuer also shall comply with Section 314(a)(4) of the TIA.

SECTION 4.11. Further Instruments and Acts. Upon request of the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.12. Future Guarantors. The Issuer shall cause each Restricted Subsidiary organized under the laws of the United States or any state or territory thereof that guarantees the Senior Credit Facility to execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B hereto pursuant to which such Subsidiary shall guarantee payment of the Notes, having terms (including subordination) substantially the same as the initial Note Guarantees. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Guarantor insolvent or the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 4.13. Limitation on Layering. No Guarantor shall Incur any Indebtedness that is by its terms expressly subordinated in right of payment to any Guarantor Senior Indebtedness of such Guarantor, unless such Indebtedness so Incurred is Pari Passu Indebtedness, or is subordinated in right of payment to, such Guarantor’s Note Guarantee. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

SECTION 4.14. Subsequent Issuance.

(a) The Issuer may issue Additional Notes:

(i) upon exercise of warrants by holders of ASLP units to acquire IDSs or Notes and Class A Common Stock of the Issuer, subject to compliance with clause (u) of Section 4.03;

(ii) upon exercise of warrants held by any CDQ Partner on the Issue Date to acquire IDSs or Additional Notes and Capital Stock of the Issuer, subject to compliance with clause (w) of Section 4.03;

(iii) so long as the proceeds of such issuance are utilized to purchase from Holdings Intercompany Notes and equity units in Holdings, and Holdings uses such proceeds either to redeem from ASLP, or from former ASLP partners following dissolution of ASLP, the Intercompany Notes and equity units in Holdings, in each case, in the same principal amounts and proportions as the Notes and Class A Common Stock represented by the IDSs or to repurchase its Class B equity units held by the Issuer and the Issuer uses the proceeds of such repurchase to repurchase its Class B common stock provided any such issuance complies with clause (x) of Section 4.03 or to repurchase its Class B Common equity units held by the Issuer and the Issuer uses the proceeds of such repurchase to repurchase its Class B Common Stock; and

(iv) for other purposes, provided that (1) no Event of Default has occurred and is continuing at the time of such issuance, (2) the Incurrence of Indebtedness evidenced by such Additional Notes is permitted pursuant to Section 4.03, (3) if such Additional Notes are issued in connection with issuances of IDSs or Class A Common Stock, the ratio of the aggregate principal amount of such Additional Notes over the number of such additional shares of Class A Common Stock shall be equal to the equivalent ratio with respect to the Notes and Class A Common Stock represented by the IDSs outstanding immediately prior to such issuance, (4) the Issuer uses any cash or property received from the issuance of such Additional Notes to acquire additional Intercompany Notes in an aggregate principal amount equal to the aggregate principal amount of such Additional Notes, and (5) such additional Intercompany Notes are made subject to the Pledge.

(b) The Issuer agrees, and by purchasing the Notes each Holder shall be deemed to have agreed, that in the event there is a subsequent issuance of Additional Notes with original issue discount, upon such issuance and upon any issuance of Additional Notes thereafter, a portion of such Holder’s Notes (whether held directly in book-entry form or held as part of IDSs), will be automatically exchanged (the “Automatic Exchange”) for a portion of the Additional Notes purchased by the Holders of such Additional Notes, such that following any such additional issuance and automatic exchange each Holder of the Notes or the IDSs (as the case may be) owns an inseparable unit composed of the Notes and Additional Notes of each issuance in the same proportion as each other Holder, and the records of DTC and the Trustee will be revised to reflect each such automatic exchange without any further action of such Holder. The aggregate stated principal amount of the Notes owned by each Holder will not change as a result of such automatic exchange.

(c) As a condition to the Company’s issuance of Additional Notes, other than pursuant to the Option, the Board of Directors shall receive an opinion of tax counsel to the effect that the Additional Notes should be treated as debt for U.S. federal income tax purposes.

Except as provided in the next sentence, the Issuer shall not issue Additional Notes, other than pursuant to the overallotment option, unless it delivers to the Trustee prior to or simultaneously with such issuance an opinion of an independent advisor to the effect that, after giving effect to the incurrence of Indebtedness evidenced by such Additional Notes and related Note Guarantees, the Issuer and the Guarantors are solvent.

ARTICLE 5

SUCCESSOR ISSUER

SECTION 5.01. Merger, Consolidation, or Sale of All or Substantially All Assets.

(a) The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”);

(ii) the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable period, either (A) Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in Section 4.03 hereof or (B) the Total Leverage Ratio for Holdings and its Restricted Subsidiaries would be less than or equal to such ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction, provided, in each case, that the Indebtedness of the Successor Issuer and its Restricted Subsidiaries shall be included, without duplication, in the calculation of the Total Leverage Ratio of Holdings;

(v) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture or other instrument or document reasonably satisfactory to the Trustee confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(vi) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, provided that (x) in giving such opinion such counsel may rely on an officer’s certificate as to any matters of fact (including without limitation as to clauses (iii) and (iv) above), and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last sentence of this Section 5.01(a).

The Successor Issuer shall succeed to, and be substituted for, the Issuer under the Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(b) Subject to Section 10.02(b) hereof governing the release of a Note Guarantee upon the sale or disposition of a Guarantor that is a Subsidiary of the Issuer, each of the Guarantors will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(ii) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iv) the Guarantor shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the provisions of this Section 5.01(b), provided that (x) in giving such opinion such counsel may rely on officer’s certificate as to any matters of fact (including without limitation as to clause (iii) above) and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last sentence of this Section 5.01(b); and

(v) with respect to any such transaction entered into by Holdings, immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable period, either (A) the Successor Guarantor would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in Section 4.03 or (B) the Total Leverage Ratio for Holdings and its Restricted Subsidiaries would be less than or equal to such ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction.

The Successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Note Guarantee. Notwithstanding clause (iii) of this Section 5.01(b), a Guarantor may merge with and into an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States so long as the amount of Indebtedness of the Guarantor is not increased thereby.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default. An “Event of Default” occurs if:

(a) The Issuer defaults in any payment of interest on any Note or interest on any Deferred Interest when due, continued for 30 days, provided that deferral of interest payments in accordance with Section 4.01 hereof shall not constitute a default;

(b) the Issuer defaults in the payment of the principal or premium, if any, on any Note when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c) the Issuer defaults in the payment of deferred interest when due;

(d) the Issuer fails to comply with Section 5.01 hereof;

(e) the Issuer fails to comply with Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09 or 4.12 (other than a failure to repurchase the Notes when required under Section 4.06 or 4.09) and such failure continues for 30 days after the notice specified below;

(f) the Issuer fails to comply with any of its agreements in the Notes or this Indenture (other than those referred to in (a), (b), (c) or (d) above) and such failure continues for 60 days after the notice specified below;

(g) the Issuer or any Significant Subsidiary fails to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $12,500,000 or its foreign currency equivalent, and a period of 20 days shall have elapsed following the acceleration of such indebtedness and such acceleration shall not have been waived or rescinded or the underlying debt shall not have been paid, acquired or retired within such 20 day period (the “cross acceleration provision”),

(h) the Issuer or any Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property of its property; or

(iv) makes a general assignment for the benefit of its creditors;

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any of its Significant Subsidiaries in an involuntary case;

(ii) appoints a Custodian of the Issuer or any of its Significant Subsidiaries or for all or substantially all of the property of the Issuer or any of its Significant Subsidiaries; or

(iii) orders the winding up or liquidation of the Issuer or any of its Significant Subsidiaries;

and the order or decree remains unstayed and in effect for 60 days;

(j) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $12,500,000 or its foreign currency equivalent against the Issuer or a Significant Subsidiary, if such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”);

(k) any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or this Indenture) or any Guarantor that is a Significant Subsidiary denies or disaffirms in writing such Guarantor’s obligations under this Indenture or its Note Guarantee, except as contemplated by the terms thereof (other than by reason of termination of this Indenture or such Note Guarantee or the release of such Note Guarantee in accordance with the terms of such Note Guarantee and this Indenture), and such Default continues for 10 days; or

(l) Except as expressly permitted by clause (1) of Section 4.04, the Issuer pays any dividend on the shares of the Issuer’s Class A Common Stock or Class B Common Stock or effects a pro rata redemption of either Class A Common Stock or Class B Common Stock or both (A) during any Interest Deferral Period or so long as any deferred interest and accrued interest thereon has not been paid in full, (B) during the continuance of an Event of Default, or (C) during any Dividend Suspension Period.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United State Code, or any similar Federal or state or foreign law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

However, a Default under clause (e) or (f) above (excluding for the avoidance of doubt, a default under (1)) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer of the Default and the Issuer does not cure such Default within the time specified in clause (e) or (f), as the case may be, after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”. When a Default or Event of Default is cured, it ceases.

After the occurrence of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of such occurrence. If any Designated Senior Indebtedness is outstanding, no Guarantor may pay the Guarantees until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receives notice of such occurrence and, thereafter, may pay the Guarantees only if the provisions of Article 11 otherwise permit payment at that time.

The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default under clause (h) or (i) and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (e), (f) or (j), its status and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 6.02. Acceleration.

(a) If an Event of Default (other than an Event of Default specified in Section 6.01(h) or (i)) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable, subject to clause (b) of this Section 6.02 provided, however, that such declaration shall not be effective until the provisions in Section 6.02(c) are complied with. Upon the effectiveness of such a declaration, such principal, premium and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(h) or (i) with respect to the Issuer occurs, the principal of, premium, if any, and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(b) After a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of greater than 50% in aggregate principal amount of Notes outstanding, by written notice to the Issuer and the Trustee, may annul such declaration and its consequences if (a) the Issuer has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest and principal, if any, on all outstanding Notes, and (3) to the extent that payment of such interest is lawful, interest upon overdue interest at the stated rate of interest on the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

(c) So long as the Notes are guaranteed by at least one of the Guarantors, until the earlier of (a) the date on which no Designated Senior Indebtedness (including any guarantee of other Designated Senior Indebtedness) of any Guarantor shall be outstanding and (b) [            ], 2009, if an Event of Default (other than an Event of Default specified in Section 6.01(h) or (i)) has occurred and is continuing, without in any way limiting the right of any Holder to exercise any other remedy such Holder may have (including the right to bring suit against the Issuer or any Guarantor for payment of any and all amounts of principal, premium and interest due and payable), the principal of all the Notes may not be declared to be due and payable unless and until the earliest to occur of: (i) the Acceleration Forbearance Period has expired, (ii) the Designated Senior Indebtedness of any Guarantor shall be due and payable in full, or shall have been declared to be due in full, or there shall have been a demand for payment in full thereof, or any enforcement or collection action shall have been commenced with respect thereto, (iii) holders of any Specified Pari Passu and Subordinated Indebtedness of the Issuer or one or more of the Guarantors, in each case to the extent not constituting Guarantor Senior Indebtedness, exceeding $10,000,000 in the aggregate, shall have commenced any enforcement or collection action with respect to such Indebtedness and (iv) an Event of Default described in Section 6.01(h) or (i) shall have occurred. For the avoidance of doubt, the provisions set forth in this sub-section shall not prevent the Holders or the Trustee from receiving payments on the Notes when due or exercising any other remedies under this Indenture while an Acceleration Forbearance Period is in effect. The Issuer agrees to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee acting on behalf of the Holders of Notes in enforcing any rights under the Notes.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

[In addition to the foregoing, if an Event of Default shall have occurred and be continuing the Trustee may, and at the direction of the Holders of greater than 50% in the aggregate principal amount of the Notes Outstanding shall, exercise any one or more of the following remedies, whether subsequently or concurrently:

(a) institute proceedings in its own name and as or on behalf of a trustee of an express trust for the collection of all amounts then payable on the Notes or under this Indenture with respect thereto, whether by declaration or otherwise, enforce any judgment obtained, collect from the Issuer and any other obligor upon such Notes moneys adjudged due and collect from the Collateral monies adjudged due;

(b) institute proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Collateral;

(c) exercise any remedies of a secured party under the UCC and any other remedy available to the Trustee and take any other appropriate action to protect and enforce the rights and remedies of the Holders;

(d) sell the Collateral or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law; provided, that the Trustee may not sell or otherwise liquidate the Collateral following an Event of Default, other than an Event of Default specified in Section 6.01(a), (b) or (c), unless (A) all the Noteholders consent thereto, (B) the proceeds of such sale or liquidation distributable to the Noteholders are sufficient to discharge in full all amounts then due and unpaid upon such Notes for principal and interest (after payment of any amounts required to be paid prior to the Noteholders in accordance with the terms hereof) or (C) the Trustee determines that the Collateral will not continue to provide sufficient funds for the payment of principal of and interest on the Notes as they would have become due if the Notes had not been declared due and payable, and the Trustee obtains the consent of the Holders of a majority in the principal amount of the Notes Outstanding. In determining such sufficiency or insufficiency with respect to clauses (B) and (C), the Trustee may, but need not, obtain and rely upon an opinion of an Independent investment banking or accounting firm of national reputation as to the feasibility of such proposed action and as to the sufficiency of the Collateral for such purpose; and

(e) exercise any other rights and remedies that may be available at law or in equity.]

SECTION 6.04. Waiver of Past Defaults.

(a) The Holders of greater than 50% in aggregate principal amount of the Notes outstanding by notice to the Trustee may on behalf of the Holders of all such Notes waive any existing Default or Event of Default and its consequences except that consent of each Holder is required to waive (i) a continuing Default or an Event of Default in the payment of the principal of or premium, if any, or interest on a Note or (ii) any Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In case of any such waiver, the Issuer, any other obligor upon the Notes, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively. This paragraph of this Section 6.04(a) shall be in lieu of § 316(a)(1)(B) of the TIA and such § 316(a)(1)(B) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA.

(b) In the event of any Event of Default specified in Section 6.01(d), such Event of Default and all consequences thereof (including without limitation any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) if the default that is the basis for such Event of Default has been cured.

SECTION 6.05. Control by Majority. The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06. Limitation on Suits. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(2) the Holders of at least 25% (or, in respect of a remedy (other than acceleration) for an Event of Default under Section 6.01(l), at least 10%) in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) except in respect of a remedy (other than acceleration) for an Event of Default under Section 6.01(l), the Holders of greater than 50% in aggregate principal amount of the Notes outstanding do not give the Trustee a direction inconsistent with the request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07. Rights of Holders to Receive Payment. Subject to Section [2.15] hereof, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Issuer, any Subsidiary or Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10. Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

SECTION 6.11. Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST: to the payment of all amounts due to the Trustee under Section 7.07;

SECOND: to holders of Senior Indebtedness of the Issuer to the extent required by Article 11;

THIRD: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

FOURTH: to the Issuer or any other obligor on the Notes.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall mail to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 6.12. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Notes, or to any suit instituted by any Holder for the enforcement of the payment of the principal of (or premium, if any) or interest on any Note on or after the respective Stated Maturity or interest payment dates expressed in such Note.

SECTION 6.13. Waiver of Stay or Extension Law. Neither the Issuer nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall have the duty to examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01 and to the provisions of the TIA.

SECTION 7.02. Rights of Trustee. Subject to the provisions of Section 7.01,

(a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney.

(g) In case an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might reasonably be incurred by it in compliance with such request or direction.

SECTION 7.03. Individual Right of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder and that the statements made by it in a Statement of Eligibility and Qualification on Form T-1 supplied to the Issuer and any other obligor upon the Notes in connection with the registration of any Notes and any Note Guarantees issued hereunder are and will be true and accurate subject to the qualifications set forth therein. The Trustee shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.05. Notice of Defaults. If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in payment of principal of, premium (if any) or interest (including deferred interest) on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of Holders.

SECTION 7.06. Reports by Trustee to Holders. As promptly as practicable after each May 15 beginning with the May 15 following the date of this Indenture, and in any event prior to July 15 in each year, the Trustee shall mail to each Holder a brief report dated as of July 15 that complies with Section 313(a) of the TIA. The Trustee shall also comply with Section 313(b) of the TIA.

A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Issuer agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.07. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time reasonable compensation for its services in accordance with a written schedule provided by the Trustee to the Issuer. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses actually incurred or made by it, in connection with exercising its duties under this Indenture, including costs of collection, in addition to the compensation for its services except for such expenses as may be attributable to its negligence or willful misconduct. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer and each Guarantor, jointly and severally, shall indemnify the Trustee against any and all loss, liability or expense (including reasonable attorneys’ fees) incurred by or in connection with the administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder. The Issuer shall defend the claim and the indemnified party shall cooperate in the defense of such claim. Such indemnified parties may together have one counsel different from counsel to the Issuer and the Issuer and the Guarantors, as applicable, shall pay reasonable fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in the Issuer’s reasonable judgment, there is no conflict of interest between the Issuer and the Guarantors, as applicable, and such indemnified parties in connection with such defense. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, negligence or bad faith. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

To secure the Issuer’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture for a period of one year, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(h) or (i) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08. Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing. The Holders of a majority in principal amount of the Notes, if the following conditions are met, may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 or 7.11;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of this Section 7.08.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee, provided such corporation shall be otherwise qualified and eligible under this Article 7.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated with the same effect as if such successor Trustee had itself authenticated the Notes, and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee.

SECTION 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Trustee shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.10, it shall resign immediately in the manner and with the effect specified in this Article.

SECTION 7.11. Conflicting Interests. If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall eliminate such interest, apply to the SEC for permission to continue as Trustee with such conflict or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture. To the extent permitted by the TIA, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Original Notes and Additional Notes, or a trustee under any other indenture between the Issuer and the Trustee.

SECTION 7.12. Preferential Collection of Claims Against Issuer. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated. The Trustee herby waives any right to set-off any claim that it may have against the Issuer in any capacity (other than as Trustee and Paying Agent) against any of the assets of the Issuer held by the Trustee; provided, however, that if the Trustee is or becomes a lender of any other Indebtedness permitted hereunder to be Pari Passu with the notes, then such waiver shall not apply to the extent of such Indebtedness.

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01. Satisfaction and Discharge of Indenture.

(a) This Indenture shall, subject to Section 8.01(c), will be discharged and will cease to be of further effect and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when

(i) either

(A) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer) have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, Cash Equivalents, Investment Grade Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

(ii) no Event of Default (other than one resulting solely from the borrowing of funds to provide such deposit) shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(iii) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(iv) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b) Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the satisfaction and discharge of this Indenture.

(c) Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.10, 7.07, 7.08 and in this Article 8 shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 8.04 and 8.05 shall survive such satisfaction and discharge.

SECTION 8.02. Legal and Covenant Defeasance; Conditions to Defeasance.

(a) Subject to Section 8.01(c), the Issuer at any time may terminate (i) all of its obligations under the Notes and this Indenture (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.12 and 4.13 and the operation of Section 5.01(a)(iv)-(vi), 5.01(b)(iv) and (v), 6.01(e), 6.01(g), 6.01(h) (with respect to Subsidiaries of the Issuer only), 6.01(i) (with respect to Subsidiaries of the Issuer only) and 6.01(j) (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Issuer exercises either its legal defeasance option or its covenant defeasance option, the corresponding obligations under the Guarantees shall each be terminated simultaneously with the termination of such obligations.

If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. For this purpose, the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of this Article 8 and the other Sections of this Indenture referred to in clause (c) below, and the Issuer and each of the Guarantors shall be deemed to have satisfied all other obligations under such Notes and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same).

If the Issuer exercises its covenant defeasance option, the occurrence of any event specified in Section 6.01(e), 6.01(g), 6.01(h) (with respect to Significant Subsidiaries only) or 6.01(i) (with respect to Significant Subsidiaries only) or because of the failure of the Issuer to comply with clauses (iv) through (vi) of Section 5.01(a) and clauses (iv) and (v) of Section 5.01(b) shall be deemed not to be or result in an Event of Default and payment of the Notes may not be accelerated because of such an event. For this purpose, covenant defeasance means that the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant or provision to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default, but, except as specified above, the remainder of this Indenture shall be unaffected thereby.

(b) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(1) the Issuer irrevocably deposits or causes to be deposited in trust with the Trustee money or U.S. Government Obligations or a combination thereof, in amounts as will be sufficient (without reinvestment), for the payment of principal, premium (if any) and interest on the Notes to maturity or redemption, as the case may be;

(2) 123 days pass after the deposit is made and during the 123-day period no Default specified in Section 6.01(h) or (i) with respect to the Issuer occurs which is continuing at the end of the period;

(3) the deposit does not constitute a default under any other material agreement binding on the Issuer and is not prohibited by Article 10;

(4) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that, subject to customary assumptions and exclusions, (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(5) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(6) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article 8 have been complied with. In rendering such Opinion of Counsel, counsel may rely on any Officer’s Certificate as to compliance with the forgoing clauses (1), (2) and (3) of this Section 8.02(b) or as to any matters of fact.

From and after the time of any deposit pursuant to Section 8.02(b)(1), the money or U.S. Government Obligations so deposited shall not be subject to the rights of the holders of Senior Indebtedness of the Issuer or holders of Designated Senior Indebtedness of any Guarantor pursuant to the subordination provisions of Article 11.

Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3. Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes. Money and securities so held in trust are not subject to Article 10.

SECTION 8.04. Repayment to Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any money or securities held by them at any time that is in excess of the amount that would then be required to be deposited pursuant to Section 8.02.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.

SECTION 8.05. Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Issuer or any Guarantor has made any payment of premium (if any), interest on or principal of any Notes following the reinstatement of its obligations, the Issuer or Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENTS

SECTION 9.01. Without Consent of Holders. The Issuer, the Trustee and any Note Guarantor may amend this Indenture or the Notes without notice to or consent of any Holder:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to comply with Article 5;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code;

(4) to add additional Note Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under this Indenture;

(5) to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer;

(6) to comply with any requirement of the SEC or in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;

(7) to make any change that does not materially adversely affect the rights of the Holders;

(8) to release a Note Guarantee in accordance with the provisions of this Indenture; or

(9) to enter into one or more supplemental indentures to effect any of the amendments set forth herein or to set forth the terms of and issue any Additional Notes in accordance with the provisions of this Indenture.

An amendment under this Section 9.01 may not make any change that adversely affects the rights under Article 11 of any holder of Guarantor Senior Indebtedness then outstanding (which Guarantor Senior Indebtedness has been previously designated in writing by the Issuer to the Trustee for this purpose) unless the holders of such Guarantor Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

After an amendment under this Section 9.01 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.02. With Consent of Holders. The Issuer, the Guarantors and the Trustee may amend this Indenture or the Notes without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes of all series affected by such amendment then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes of all series affected by such amendment (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes). However, subject to Section 2.15, without the consent of each Holder affected, an amendment or waiver may not:

(1) reduce the amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article 3;

(5) make any Note payable in money other than that stated in the Note;

(6) make any change to the subordination or ranking provisions of this Indenture or the related definitions that adversely affects the rights of any Holder;

(7) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8) make a change to lower the applicable Dividend Suspension Threshold or make a change to clause (7) of Section 4.02 that would have the effect of increasing the amounts permitted to be distributed in respect of the Class

A Common Stock or Class B Common Stock (except in connection with an offer by the Issuer to purchase all the Notes, in which case a majority in aggregate principal amount of the Notes outstanding will be sufficient);

(9) make any change to the provisions of Section 4.02 of this Indenture that eliminates the prohibition on paying dividends and making any other Restricted Payment while any previously Deferred Interest remains unpaid, during an Interest Deferral Period, or during the continuance of an Event of Default (except in connection with an offer by the Issuer to purchase all the Notes, in which case a majority in principal amount of the Notes will be sufficient); or

(10) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

An amendment or waiver under this Section 9.02 may not make any change that adversely affects the rights under Article 11 of any holder of Guarantor Senior Indebtedness then outstanding (which Guarantor Senior Indebtedness has been previously designated in writing by the Issuer to the Trustee for this purpose) unless the holders of such Guarantor Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent in writing to such change.

After an amendment or waiver under this Section becomes effective, the Issuer shall mail to Holders, with a copy to the Trustee, a notice briefly describing such amendment or waiver. The failure to give such notice to all Holders, or any defect therein, shall not in any way impair or affect the validity or effectiveness of an amendment or waiver under this Section 9.02.

SECTION 9.03. Compliance with Trust Indenture Act. Every amendment to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.04. Revocation and Effect of Consent and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate from the Issuer certifying that the requisite number of consents has been received. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of the requisite number of consents, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and an indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer and the Trustee.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.05. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may (if required by the Issuer and in accordance with specific directions of the Issuer) require the Holder of the Note to deliver it to the Trustee. The Trustee may (if required by the Issuer and in accordance with specific directions of the Issuer) place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.06. Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing or refusing to sign such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Issuer and the Guarantors enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and other laws now or hereinafter in effect affecting creditors’ rights or remedies generally and the general principles of equity (including standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding at law or at equity and to other customary exceptions, and complies with the provisions hereof (including Section 9.03).

ARTICLE 10

GUARANTEES

SECTION 10.01. Guarantee. Each Guarantor hereby jointly and severally, irrevocably, fully and unconditionally guarantees, on an unsecured senior subordinated basis, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all, the performance and obligations of the Issuer under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, or interest on, the Notes (including deferred interest), expenses, indemnification or otherwise (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of the Notes or the Guaranteed Obligations; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations; (e) the failure of any Holder or Trustee to exercise any right or remedy against any other Guarantor of the Guaranteed Obligations; or (f) any change in the ownership of such Guarantor, except as provided in Section 10.02(b).

Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer first be used and depleted as payment of the Issuer’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Guarantor.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

The Guarantee of each Guarantor is, to the extent and in the manner set forth in Article 11, subordinated and subject in right of payment to the prior payment in full of the principal of and premium, if any, and interest on all Guarantor Senior Indebtedness of the relevant Guarantor and is made subject to such provisions of this Indenture.

Except as expressly set forth in Sections 8.02, 10.02 and 10.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations then due and owing, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary obligations of the Issuer to the Holders and the Trustee, including deferred interest then due and owing.

Each Guarantor agrees (to the fullest extent permitted by law) that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations and all obligations to which the Guaranteed Obligations are subordinated as provided in Article 11. Each Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.01.

Each Guarantor that makes a payment or distribution under its Note Guarantee shall have the right to seek contribution from the Issuer or any non-paying Note Guarantor that has also Guaranteed the relevant Guaranteed Obligations in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

Each Note Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Note Guarantee is knowingly made in contemplation of such benefits.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 10.02. Limitation on Liability.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum, aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Senior Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, can be hereby guaranteed without rendering this Indenture or the Note Guarantee, as it relates to such Guarantor, voidable or unenforceable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) A Note Guarantee as to any Guarantor that is a Subsidiary of the Issuer shall terminate and be of no further force or effect and such Guarantor shall be deemed to be released from all obligations under this Article 10 upon (i) the merger or consolidation of such Guarantor with or into any Person other than the Issuer or a Subsidiary or Affiliate of the Issuer where such Guarantor is not the surviving entity of such consolidation or merger, (ii) the Issuer’s proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary, (iii) the sale or disposition (by merger or otherwise) by the Issuer or any Subsidiary of the Issuer (or any pledgee of the Issuer) of the Capital Stock of such Guarantor, where, after such sale, such Guarantor is no longer a Subsidiary of the Issuer; provided, however, that each such sale or disposition (or, in the case of a sale by such a pledgee, the disposition of the proceeds of such sale) shall comply with Section 4.06 and Section 5.01(b), (iv) upon legal defeasance of the issuer’s obligations, or satisfaction and discharge of this Indenture, or (v) upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Guaranteed Obligations then due and owing. Upon any such occurrence specified in this Section 10.02, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

SECTION 10.03. Successors and Assigns. This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05. Modification. Subject to Article 9, no modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06. Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary which is required to become a Guarantor pursuant to Section 4.12 hereof shall promptly execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit B hereto pursuant to which such Subsidiary shall become a Guarantor under this Article 10 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity and other customary exceptions, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

SECTION 10.07. Notation Not Required. Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any such release, termination or discharge thereof.

ARTICLE 11

SUBORDINATION OF THE GUARANTEES

SECTION 11.01. Agreement To Subordinate. Each Guarantor agrees, and each Holder by accepting a Note agrees, that the obligations of a Guarantor hereunder are subordinated in right of payment, to the extent and in the manner provided in this Article 11, to the prior payment in full of all existing and future Guarantor Senior Indebtedness of such Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Guarantor Senior Indebtedness of such Guarantor. The obligations hereunder with respect to a Guarantor shall in all respects rank pari passu in right of payment with any Pari Passu Indebtedness of such Guarantor, and shall in all respects rank senior in right of payment to all Subordinated Obligations.

SECTION 11.02. Liquidation, Dissolution or Bankruptcy. Upon any payment or distribution of the assets of a Guarantor to creditors, upon a total or partial liquidation or dissolution of such Guarantor or reorganization of or similar proceeding relating to such

Guarantor or its property, the holders of Guarantor Senior Indebtedness of such Guarantor shall be entitled to receive payment in full of such Guarantor Senior Indebtedness of such Guarantor before Holders are entitled to receive any payment under any Guarantee and until the Guarantor Senior Indebtedness of such Guarantor is paid in full, any payment or distribution to which Holders would be entitled but for this Article 11 shall be made to holders of such Guarantor Senior Indebtedness of such Guarantor as their interests may appear. If a distribution is made to Holders that due to this Article 11 should not have been made to them, such Holders are required to hold it in trust for the holders of Guarantor Senior Indebtedness of such Guarantor and pay it over to them as their interests may appear (except that Holders may receive and retain (i) Permitted Junior Securities and (ii) payments made from the trust described under Section 8.01 so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating this Article 11).

SECTION 11.03. Default on Designated Senior Indebtedness of a Guarantor. A Guarantor may not make any payment pursuant to any of the Guaranteed Obligations and may not otherwise purchase, redeem or otherwise retire any Notes (collectively, “pay its Guarantee”) if (i) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of such Guarantor occurs and is continuing beyond any applicable grace period, or (ii) any other default on Designated Senior Indebtedness of such Guarantor occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Designated Senior Indebtedness has been paid in full. However, such Guarantor may pay its Guarantee without regard to the foregoing if such Guarantor and the Trustee receive written notice approving such payment from the Representative of such Designated Senior Indebtedness with respect to which either of the events in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default specified in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness of a Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, no Guarantor may make a payment with respect to its Guarantee for a period (a “Payment Blockage Period”) commencing upon the receipt by the Issuer (with a copy to the Trustee) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior

Indebtedness specifying an election to effect a Payment Blockage Period and ending on the earliest to occur of the following events: (a) 179 days shall have elapsed since such receipt of such Blockage Notice; provided, however, that in the event that there has been any Acceleration Forbearance Period in respect of the Notes in the immediately preceding 360-day period, such 179-day period will be automatically reduced by the cumulative duration of all Acceleration Forbearance Periods that occurred during such immediately preceding 360-day period, (b) such Payment Blockage Period is terminated by written notice to the Issuer (with a copy to the Trustee) from the Person or Persons who gave such Blockage Notice, (c) the repayment in full of such Designated Senior Indebtedness, or (d) the default giving rise to such Blockage Notice is no longer continuing. Notwithstanding the provisions of the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section 11.03 and in Section 11.02), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, such Guarantor may pay on the Guarantees, after such Payment Blockage Period. In no event shall the total number of days during which any Payment Blockage Period is in effect extend beyond the 179 days from the date of receipt by the Trustee of the relevant Blockage Notice, and in no event shall the total number of days during which any Payment Blockage Period or any Acceleration Forbearance Period is in effect exceed 179 days during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

SECTION 11.04. When Distribution Must Be Paid Over. If a payment or distribution is made to Holders that because of this Article 11 should not have been made to them, the Holders who receive the payment or distribution shall hold such payment or distribution in trust for holders of the Guarantor Senior Indebtedness of the relevant Guarantor and pay it over to them as their respective interests may appear.

SECTION 11.05. Subrogation. After all Designated Senior Indebtedness of a Guarantor is paid in full and until the Notes are paid in full in cash, Holders shall be subrogated to the rights of holders of Guarantor Senior Indebtedness of such Guarantor to receive distributions applicable to Guarantor Senior Indebtedness of such Guarantor. A distribution made under this Article 11 to holders of Guarantor Senior Indebtedness of such Guarantor which otherwise would have been made to Holders is not, as between such Guarantor and Holders, a payment by such Guarantor its Guarantee.

SECTION 11.06. Relative Rights. This Article 11 defines the relative rights of Holders and holders of Guarantor Senior Indebtedness of a Guarantor. Nothing in this Indenture shall:

(1) impair, as between a Guarantor and Holders, the obligation of a Guarantor which is absolute and unconditional, to make payments with respect to the Guaranteed Obligations to the extent set forth in Article 10; or

(2) prevent the Trustee or any Holder from exercising its available remedies upon a default by a Guarantor under its obligations with respect to the Guaranteed Obligations, subject to the rights of holders of Guarantor Senior Indebtedness of such Guarantor to receive distributions otherwise payable to Holders.

SECTION 11.07. Subordination May Not Be Impaired by a Guarantor. No right of any holder of Guarantor Senior Indebtedness of a Guarantor to enforce the subordination of the obligations of such Guarantor hereunder shall be impaired by any act or failure to act by such Guarantor or by its failure to comply with this Indenture.

SECTION 11.08. Right of Trustee and Paying Agent. Notwithstanding Section 11.03, the Trustee or the Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives notice satisfactory to it that such payments may not be made under this Article 11. A Guarantor, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of Guarantor Senior Indebtedness of a Guarantor may give the notice; provided, however, that if an issuer of Guarantor Senior Indebtedness of a Guarantor has a Representative, only the Representative may give the notice.

The Trustee, in its individual or any other capacity, may hold Guarantor Senior Indebtedness of a Guarantor with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 11 with respect to any Guarantor Senior Indebtedness of a Guarantor which may at any time be held by it, to the same extent as any other holder of Guarantor Senior Indebtedness of such Guarantor; and nothing in Article 7 shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 11 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

SECTION 11.09. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Guarantor Senior Indebtedness of a Guarantor, the distribution may be made and the notice given to their Representative (if any).

SECTION 11.10. Article 11 Not To Prevent Events of Default or Limit Right To Accelerate. The failure of a Guarantor to make a payment on any of its obligations by reason of any provision in this Article 11 shall not be construed as preventing the occurrence of a default by such Guarantor under such obligations. Nothing in this Article 11 shall have any effect on the right of the Holders or the Trustee to make a demand for payment on a Guarantor pursuant to Article 10.

SECTION 11.11. Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article 11, the Trustee and the Holders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 11.02 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (iii) upon the Representatives for the holders of Guarantor Senior Indebtedness of a Guarantor for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Guarantor Senior Indebtedness of a Guarantor and other Indebtedness of a Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 11. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Guarantor Senior Indebtedness of a Guarantor to participate in any payment or distribution pursuant to this Article 11, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Guarantor Senior Indebtedness of such Guarantor held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 11, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 11.

SECTION 11.12. Trustee To Effectuate Subordination. Each Holder by accepting a Note authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Guarantor Senior Indebtedness of each of the Guarantors as provided in this Article 11 and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 11.13. Trustee Not Fiduciary for Holders of Guarantor Senior Indebtedness of Guarantor. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Guarantor Senior Indebtedness of any Guarantor and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the relevant Guarantor or any other Person, money or assets to which any holders of Guarantor Senior Indebtedness of such Guarantor shall be entitled by virtue of this Article 11 or otherwise.

SECTION 11.14. Reliance by Holders of Guarantor Senior Indebtedness on Subordination Provisions. Each Holder, by accepting a Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Guarantor Senior Indebtedness of each Guarantor, whether such Guarantor Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Guarantor Senior Indebtedness and such holder of Guarantor Senior Indebtedness of such Guarantor shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Guarantor Senior Indebtedness.

SECTION 11.15. Defeasance. The terms of this Article 11 shall not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee pursuant to Article 8 for the payment of principal of and interest on the Notes pursuant to Section 8.03.

ARTICLE 12

PLEDGE

SECTION 12.01. Grant of Security Interest. In order to secure the payment of the principal of, premium, if any, and interest, if any, on, and all other amounts due and payable hereunder in connection with all Notes ratably from time to time Outstanding and the performance of the covenants therein and herein contained and to declare the terms and conditions on which such Notes are secured, the Issuer hereby grants, bargains, sells, conveys, assigns, transfers, mortgages, pledges, sets over and confirms to the Trustee, and grants (the “Pledge”) to the Trustee, for its benefit and for the benefit of the Holders of Notes, a security interest in the (i) Intercompany Notes held by the Issuer and related Intercompany Guarantees and all proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing and; (ii) the Pledge Account (as defined below), all financial assets or cash from time to time credited to the Pledge Account (including, without limitation, any Intercompany Notes), and all dividends, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such financial assets (the “Collateral”), other than in each case such Collateral that may be released from the Pledge in accordance with Section 12.03 hereafter. The security interest in the Collateral shall be a first priority security interest. In furtherance of the foregoing Pledge, the Issuer has instructed the obligor on the Intercompany Notes to make all payments thereunder directly to the Pledge Account, and has notified the obligor of the Pledge of the Intercompany Notes effected hereby and of the other terms and provisions of this Article 12 and has obtained the agreement of the obligor to abide by such terms and conditions.

SECTION 12.02. Pledge Account.

(a) The Trustee has opened a collateral account (the “Pledge Account”) with                                 , at its office at                     , Reference: “American Sea Foods Collateral”, Account No.                     , in the name, and under the sole control and dominion, of the Trustee and subject to the terms of this Indenture and the Intercompany Note.

(b) The Pledge Account shall at all times be segregated from any other custodial or collateral account maintained by the Trustee. It shall be a term and condition of the Pledge Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Pledge Account, and except as otherwise provided by the provisions of Section 12.03 of this Indenture, that no amount shall be paid or released to or for the account of, or withdrawn by or for the account of, the Issuer or any other Person from the Pledge Account.

(c) Subject to the provisions of this Article 12, the Pledge Account shall be under the sole dominion and control of the Trustee. The Trustee shall have the sole right to make withdrawals from the Pledge Account and to exercise all rights with respect to the Collateral from time to time therein. All Collateral delivered to or held by or on behalf of, and not released by, the Trustee pursuant hereto shall be held in the Pledge Account in accordance with the provisions hereof.

(d) All Collateral shall be retained in the Pledge Account pending disbursement pursuant to the terms of this Article 12.

SECTION 12.03. Disbursements.

(a) Immediately prior to the due date of any payment date on the Notes, the Issuer may (i) pursuant to written instructions given by the Issuer to the Trustee (an “Issuer Order”), direct the Trustee to release from the Pledge Account and pay to the Holders of the Notes proceeds sufficient to provide for payment in full of such interest then due on the Notes or (ii) deposit with the Trustee from funds otherwise available to the Issuer cash sufficient to pay the interest scheduled to be paid on such date. Upon receipt of an Issuer Order, the Trustee will release funds in an amount sufficient to provide for the payment in full of such interest then due on the Notes in accordance with such Issuer Order and the payment provisions of this Indenture to the Holders of the Notes.

(b) If the Issuer makes any interest payment or portion of an interest payment pursuant to Section 12.03(a)(ii) from a source of funds other than the Pledge Account (“Issuer

Funds”), the Issuer may, after payment in full of such interest payment, direct the Trustee pursuant to an Issuer Order to release to the Issuer or to another party at the direction of the Issuer (the “Issuer’s Designee”) proceeds from the Pledge Account in an amount less than or equal to the amount of Issuer Funds applied to such interest payment. Upon receipt by the Trustee of (i) such Issuer Order and (ii) payment in full of such interest payment, the Trustee shall pay over to the Issuer or the Issuer’s Designee, as the case may be, proceeds from the Pledge Account in accordance with such Issuer Order as soon as practicable.

(c) Upon payment in full of all interest payments on the Notes, the security interest in the Collateral evidenced by this Pledge Agreement will automatically terminate and be of no further force and effect and the Collateral shall promptly be paid over and transferred to the Issuer or the Issuer’s Designee, as the case may be. Furthermore, upon the release of any Collateral from the Pledge Account in accordance with the terms of this Pledge Agreement, whether upon release of Collateral to Holders as payment of interest or otherwise, the security interest evidenced by this Pledge Agreement in such released Collateral will automatically terminate and be of no further force and effect.

(d) At least three Business Days prior to the due date of each scheduled interest payment on the Notes, the Issuer shall give the Trustee notice (by Issuer Order) as to whether such interest payment will be made pursuant to Section 12.03(a)(i) or 12.03(a)(ii) above and the respective amounts of interest that will be paid from the Pledge Account and from The Issuer Funds. Any Issuer Funds to be used to make any interest payment shall be delivered to the Trustee, in immediately available funds, prior to 12:00 a.m. (New York City time) on such interest payment date. If no such notice is given or such Issuer Funds have not been so delivered, the Trustee will act pursuant to Section 12.03(a) above as if it had received an Issuer Order pursuant thereto for the payment in full of the interest then due from the Pledge Account.

SECTION 12.04. Additional Collateral. Upon the issuance of Additional Notes, the Issuer shall deliver to the Trustee and Pledge additional Collateral. Such additional Collateral shall be of the same type as the existing Collateral and shall bear the same proportionate relationship to the principal amount of the Additional Notes as the then existing Collateral bears to the principal amount of the Notes then outstanding.

SECTION 12.05. Release of Collateral. The rights, title and interest of the Trustee in the Collateral, shall cease, terminate and become void when the principal of and premium, if any, and interest on, and all other amounts then due in connection with, the Notes have been paid to the Holders thereof and in such case this Indenture shall terminate, and the Trustee, at the Issuer’s expense, shall execute and deliver to the Issuer such instruments as the Issuer shall require to evidence such termination.

Upon a redemption of Notes in part pursuant to Article 3 hereof, or a purchase of Notes in part pursuant to Section 4.09 hereof and the offer to purchase provisions under Section 4.06 hereof, the Issuer shall have the right to obtain a pro rata release of the Collateral, based on the percentage of the Notes redeemed or purchased.

SECTION 12.06. Trustee To Effectuate Pledge.

(a) Upon the occurrence of an Event of Default, the Trustee, on behalf of the Holders of Notes, in addition to any other rights or remedies available to it under this Indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Trustee from any foreclosure will be applied by the Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under this Indenture and, thereafter, to make payments on the Notes.

(b) All cash proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, following the payment of the fees and expenses of the Trustee, be held by the Trustee as collateral for, and/or then or at any time thereafter applied: first, to the Holders for amounts due and unpaid on the Notes for interest, ratably, without preference or priority of any kind; and second, to the Holders for amounts due and unpaid on the Notes for principal, ratably, without preference or priority of any kind. Any surplus of such cash or cash proceeds held by the Trustee and remaining after payment in full of all the Obligations shall be paid over to the Issuer or to whomsoever may be lawfully entitled to receive such surplus.

SECTION 12.07. Amendment. So long as the Notes are secured by the Pledge, no amendment, modification or waiver of the terms of the Intercompany Notes or Intercompany Guarantees shall be made without the prior consent of the Holders of a majority of the aggregate principal amount of Notes then outstanding, other than amendments (i) to comply with Article 5 with respect to the Intercompany Notes; (iii) to add additional Intercompany Guarantees, to secure the Intercompany Notes, to confirm and evidence the release, termination or discharge of any Intercompany Guarantee when such release, termination or discharge is provided for under the Indenture or the Intercompany Notes; (iv) to add to the covenants of Holdings for the benefit of the Issuer or to surrender any right or power herein conferred upon Holdings; (v) to make any change that does not materially adversely affect the rights of the purchasers; or (vi) to release an Intercompany Guarantee in accordance with the provisions of the Intercompany Notes.

SECTION 12.08. Redemption of Intercompany Notes. So long as the Notes are secured by the Pledge, the Issuer will not permit Holdings to redeem any Intercompany Notes held by the Issuer, unless after giving effect to such redemption the aggregate principal amount of the Intercompany Notes held by the Issuer is equal to or greater than the aggregate principal amount of the Notes outstanding.

ARTICLE 13

MISCELLANEOUS

SECTION 13.01. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed (i) to apply to this Indenture as so modified or (ii) to be excluded, as the case may be.

SECTION 13.02. Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:

if to the Issuer or any Guarantor:

American Seafoods Corporation Market Place Tower 2025 First Avenue, Suite 1200 Seattle, Washington 98121 Attention: Chief Financial Officer

With a copy to:

Debevoise & Plimpton 919 Third Avenue New York, NY 10022 Attention: Jeffrey J. Rosen

if to the Trustee:

[ ]
[address] Attention:

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 13.03. Communication by Holders with Other Holders. Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the TIA.

SECTION 13.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee such certificates and opinions as may be required under the TIA. Each such certificate or opinion shall be given in the form of one or more Officer’s Certificates, if to be given by an Officer, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of the TIA and any other requirements set forth in this Indenture. Notwithstanding the foregoing, in the case of any such request or application as to which the furnishing of any Officer’s Certificate or Opinion of Counsel is specifically required by any provision of this Indenture relating to such particular request or application, no additional certificate or opinion need be furnished.

SECTION 13.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture, except for certificates provided for in Section 4.10, shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 13.06. Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers to the effect that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 13.07. Acts of Noteholders; Record Dates.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer, as the case may be. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Issuer and any other obligor upon the Notes, if made in the manner provided in this Section 13.07.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by an officer of a corporation or a member of a partnership or other entity, on behalf of such corporation or partnership or other entity, such certificate or affidavit shall also constitute sufficient proof of such Person’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the note register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind the Holder of every Note issued upon the transfer thereof or in exchange therefore or in lieu thereof, in respect of anything done or suffered to be done by the Trustee, the Issuer or any other obligor upon the Notes in reliance thereon, whether or not notation of such action is made upon such Note.

(e) (i) The Issuer may set any day as a record date for the purpose of determining the Holders of outstanding Notes entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given, made or taken by Holders of Notes, provided that the Issuer may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in the next paragraph. If any record date is set pursuant to this paragraph, the Holders of outstanding Notes on such record date (or their duly designated proxies), and no other Holders, shall be entitled to take the relevant action, whether or not such Persons remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date (as defined below) by Holders of the requisite principal amount of outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Issuer from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Issuer, at its expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder of Notes in the manner set forth in Section 13.02.

(ii) The Trustee may set any day as a record date for the purpose of determining the Holders of outstanding Notes entitled to join in the giving or making of (A) any Notice of Default, (B) any declaration of acceleration referred to in Section 6.02, (C) any request to institute proceedings referred to in Section 606(2) or (D) any direction referred to in Section 6.05, in each case with respect to Notes. If any record date is set pursuant to this paragraph, the Holders of outstanding Notes on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuer in writing and to each Holder of Notes in the manner set forth in Section 13.02.

(iii) With respect to any record date set pursuant to this Section 13.07, the party hereto that sets such record dates may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Issuer or the Trustee, whichever such party is not setting a record date pursuant to this Section 13.07(e) in writing, and to each Holder of Notes in the manner set forth in Section 13.02, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section, the party hereto that set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.

(iv) Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

SECTION 13.08. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.09. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.10. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.11. GOVERNING LAW. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE ISSUER, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

SECTION 13.12. No Recourse Against Others. A director, officer, employee or stockholder of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 13.13. Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.14. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 13.15. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

AMERICAN SEAFOODS CORPORATION.
By:
Name:
Title:
American Seafoods Holdings, LLC, as Guarantor
By:
Name:
Title:
AMERICAN SEAFOODS GROUP LLC, as Guarantor
By:
Name:
Title:

AMERICAN SEAFOODS INTERNATIONAL LLC, as Guarantor
By:
Name:
Title:
NEW BEDFORD SEAFOODS LLC, as Guarantor
By:
Name:
Title:

[Indenture Signature Page]

THE HADLEY GROUP LLC, as Guarantor
By:
Name:
Title:
AMERICAN SEAFOODS PROCESSING LLC, as Guarantor
By:
Name:
Title:
AMERICAN SEAFOODS COMPANY LLC, as Guarantor
By:
Name:
Title:
AMERICAN CHALLENGER LLC, as Guarantor
By:
Name:
Title:
AMERICAN DYNASTY LLC, as Guarantor
By:
Name:
Title:

[Indenture Signature Page]

AMERICAN TRIUMPH LLC, as Guarantor
By:
Name:
Title:
OCEAN ROVER LLC, as Guarantor
By:
Name:
Title:
NORTHERN EAGLE LLC, as Guarantor
By:
Name:
Title:
OCEAN HAWK LLC, as Guarantor
By:
Name:
Title:
NORTHERN JAEGER LLC, as Guarantor
By:
Name:
Title:

[Indenture Signature Page]

KATIE ANN LLC, as Guarantor

By:
Name:
Title:

SOUTHERN PRIDE CATFISH LLC, as Guarantor
By:
Name:
Title:

SOUTHERN PRIDE CATFISH TRUCKING, INC.,
as Guarantor

By:
Name:
Title:

PACIFIC LONGLINE COMPANY LLC, a Guarantor

By:
Name:
Title:

LILLI ANN, LLC, a Guarantor

By:
Name:
Title:

[Indenture Signature Page]

NORTH CAPE FISHERIES, LLC, a Guarantor

By:
Name:
Title:

DEEP PACIFIC, LLC, a Guarantor

By:
Name:
Title:

ASC, INC., a Guarantor

By:
Name:
Title:

[Indenture Signature Page]

DEUSTCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:
Name:
Title:

[Indenture Signature Page]

EXHIBIT A

[FORM OF FACE OF GLOBAL NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THE COMPANY MAY SUBSEQUENTLY ISSUE NOTES THAT ARE IDENTICAL IN ALL MATERIAL RESPECTS TO THIS NOTE BUT HAVE ORIGINAL ISSUE DISCOUNT. IN SUCH CASE, THE HOLDER OF THIS NOTE WILL EXCHANGE A PORTION OF HIS NOTES FOR SUCH NEWLY ISSUED NOTES WITH ORIGINAL ISSUE DISCOUNT. THE AGGREGATE PRINCIPAL AMOUNT OF NOTES OWNED BY SUCH HOLDER, HOWEVER, WILL NOT CHANGE AS A RESULT OF SUCH EXCHANGE. WITH RESPECT TO SUCH NEWLY ISSUED NOTES WITH ORIGINAL DISCOUNT, A HOLDER MAY OBTAIN THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, THE ISSUE PRICE AND THE YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST TO THE TRUSTEE.

No.	$

% Note due 2019

CUSIP No.

AMERICAN SEAFOODS CORPORATION., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum [of      Dollars] [listed on the Schedule of Increases or Decreases in Global Note attached hereto]1 on             , 2019, subject to extension as provided herein.

Interest Payment Dates:

Record Dates:             .

[1]	Use the Schedule of Increases and Decreases language for a Global Note.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

AMERICAN SEAFOODS CORPORATION.

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION [ ],
as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF GLOBAL NOTE]

% Note due 2019

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture (as defined).

1.	Interest; Extension of Maturity

AMERICAN SEAFOODS CORPORATION, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note (the “Note”) at the rate per annum shown above. The Issuer shall pay interest from             , or from the most recent date to which interest has been paid or provided for, payable quarterly in arrears on the 15th day of each March, June, September and December, to Holders of record at the close of business on the 5th day of such month, commencing             , 2004, provided that if any such day is not a Business Day, such day shall be the next Business Day.

Prior to             , 2009, the Issuer shall be permitted to defer interest payments on the Notes if and for so long as the Interest Coverage Ratio of Holdings for the most recently ended twelve-month period ending on the last day of any fiscal quarter for which internal financial statements are available, is less than the applicable Interest Deferral Threshold, unless a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default (any such period, a “Mandatory Interest Deferral Period”). The interest payments will be deferred under this provision from the time the Issuer provides the Trustee with a calculation demonstrating that such deferral is permitted (provided, however, that such calculation shall be provided to the Trustee not later than 60 days after the end of the applicable quarter) until such time as the Issuer provides the Trustee with a calculation demonstrating that such deferral is no longer permitted (provided, however, that such calculation shall be provided to the Trustee not later than 60 days after the end of the applicable quarter) or, if earlier, until such time as a default in payment of interest, principal or premium, if any, on the Notes has occurred or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default. Interest payments on the Notes will not be deferred under this provision for more than 8 quarters in the aggregate or beyond             , 2009.

In addition, after             , 2009, the Issuer may at its election defer interest on the Notes on not more than four occasions for not more than two quarters per occasion (each an “Optional Interest Deferral Period”) and, together with the Mandatory Interest Deferral Period (an “Interest Deferral Period”), by delivering to the Trustee a copy of a resolution of the Issuer’s Board of Directors certified by an Officers’ Certificate of the Issuer to the effect that, based upon a good-faith determination of the Issuer’s Board of Directors, such deferral is reasonably necessary for bona fide cash management purposes, or to reduce the likelihood of or avoid a default on the Designated Senior Indebtedness; provided no such deferral may be commenced, and any ongoing deferral shall cease, if a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default. No Optional Interest Deferral Period may commence unless and until all interest deferred pursuant to any preceding Interest Deferral Period, together with interest thereon, has been paid in full.

Deferred interest on the Notes shall bear interest at the same rate as the stated rate on the Notes, compounded quarterly, until paid in full. Following the end of any Interest Deferral Period, the Issuer shall be obligated to resume quarterly payments of interest on the Notes, including interest on deferred interest. All interest deferred prior to             , 2009, must be repaid on             , 2009. All interest deferred after             , 2009 shall be repaid on or before maturity. The Issuer may prepay all or part of the deferred interest, at any time other than during an Interest Deferral Period.

The Notes shall mature on September 15, 2019 unless redeemed earlier pursuant to Article 3 of the Indenture.

2.	Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the 5th day of the month of the interest payment date (or the immediately preceding business day) even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States to holders in the U.S. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Issuer will make all payments in respect of a certificated Note (including principal, premium, if any, and interest), and the Notes may be exchanged or transferred, at office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially shall be the office of the Trustee maintained for such purpose at The Depository Trust Issuer, 55 Water Street, New York, NY 10041), except that, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their registered addresses; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association, will act as Paying Agent and Registrar. The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (1) acceptance of an appointment by a successor agent as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (2) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (1) above. The Registrar or Paying Agent may resign at any time upon written notice. The Issuer or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Indenture

The Issuer issued the Notes under an Indenture dated as of             , 2004 (the “Indenture”), among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms and provisions.

This Note is one of the Notes referred to in the Indenture. The Notes include the Original Notes and any Additional Notes. The Original Notes and any Additional Notes shall be part of the same series issued and would vote together on all matters subject to the conditions set forth in the Indenture, the Issuer may issue an unlimited aggregate principal amount of Additional Notes. Additional Notes shall be issued with terms substantially identical to the Original Notes, except for any variation in issuance date, issue price and interest payable as a result of such date. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, incur Indebtedness and issue Disqualified Stock and Preferred Stock; pay dividends on, and redeem, capital stock and redeem Indebtedness that is subordinate in right of payment to the Notes; make certain other Restricted Payments, including Investments; enter into consensual restrictions on the payment of certain dividends and distributions by Restricted Subsidiaries; enter into or permit certain transactions with Affiliates; create or incur Liens; and make Asset Sales. The Indenture also imposes limitations on the ability of each of Holdings and ASG to consolidate or merge with or into or wind up into any other Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their property or assets in one or more related transactions to any Person.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have jointly and severally, fully and unconditionally guaranteed the Guaranteed Obligations on a subordinated basis pursuant to the terms of the Indenture.

5.	Optional Redemption

At any time and from time to time on or after             , 2011, the Notes will be redeemable, at the Issuer’s option, in whole or in part for cash at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the Notes redeemed, to the relevant Redemption Date, if redeemed during the 12-month period commencing on [            ] of the years set forth below:

Period	Redemption Price
2011		%
2012		%
2013		%
2014		%
2015		%
2016 and thereafter	100.00%

6.	Sinking Fund

The Notes are not subject to any sinking fund.

7.	Notice of Redemption

Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his or her registered address. Notes may be redeemed in part. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before the Redemption Date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8.	Repurchase of Notes at the Option of Holders upon Change of Control

Upon a Change of Control, any Holder of Notes will have the right, subject to certain conditions specified in the Indenture, to cause the Issuer to repurchase all or any part of the Notes of such Holder at a purchase price in cash equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

9.	Transfer; Exchange

The Notes are in registered form without coupons. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

12.	Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13.	Amendment, Waiver

Subject to Section 9.02 of the Indenture, (i) the Indenture or the Notes may be amended without prior notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) any Default or compliance with any provision may be waived with the written consent of the Holders of greater than 50% in aggregate principal amount of the Notes Outstanding. Subject to Section 9.01 of the Indenture, without the consent of any Holder of Notes, the Issuer and the Trustee may amend the Indenture or the Notes (1) to cure any ambiguity, omission, defect or inconsistency; (2) to comply with Article 5 of the Indenture; (3) to provide for uncertificated Notes in addition to or in place of certificated Notes; (4) to add additional Note Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for in the Indenture; (5) to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer; (6) to comply with any requirement of the SEC or in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA; (7) to make any change that does not materially adversely affect the rights of the Holders; (8) to release a Note Guarantee in accordance with the provisions of the Indenture; or (9) to enter into one or more supplemental indentures to effect any of the amendments or to set forth the terms of any Additional Notes in accordance with the provisions of the Indenture.

14.	Defaults and Remedies

If an Event of Default (other than an Event of Default specified in Section 6.01(h) or (i)) of the Indenture occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable, subject to clause (b) of Section 6.02 of the Indenture, provided, however, that such acceleration shall not be effective until the provisions of Section 6.02(c) are complied with. Upon the effectiveness of such a declaration, such principal and interest shall be due and payable. If an Event of Default specified in Section 6.01(h) or (i) of the Indenture with respect to the Issuer occurs, the principal of, premium, if any, and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

In case an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might reasonably be incurred by it in compliance with such request or direction.

Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) the Holder gives to the Trustee written notice stating that an Event of Default is continuing; (iii) the Holders of at least 25% (or, in respect of a remedy (other than acceleration) for an Event of Default under Section 6.01(l) of the Indenture, at least 10%) in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy; (iv) such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense; (v) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and (vi) except in respect of a remedy (other than acceleration) for an Event of Default under Section 6.01(l) of the Indenture, the Holders of greater than 50% in aggregate principal amount of the Notes Outstanding do not give the Trustee a direction inconsistent with the request during such 60-day period.

The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or, subject to Section 7.01 of the Indenture, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

[In addition to the foregoing, if an Event of Default shall have occurred and be continuing the Trustee may, and at the direction of the Holders of greater than 50% in the aggregate principal amount of the Notes Outstanding shall, exercise any one or more of the following remedies, whether subsequently or concurrently:

(a) institute proceedings in its own name and as or on behalf of a trustee of an express trust for the collection of all amounts then payable on the Notes or under the Indenture with respect thereto, whether by declaration or otherwise, enforce any judgment obtained, collect from the Issuer and any other obligor upon such Notes moneys adjudged due and collect from the Collateral monies adjudged due;

(b) institute proceedings from time to time for the complete or partial foreclosure of the Indenture with respect to the Collateral;

(c) exercise any remedies of a secured party under the UCC and any other remedy available to the Trustee and take any other appropriate action to protect and enforce the rights and remedies of the Holders;

(d) sell the Collateral or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law; provided, that the Trustee may not sell or otherwise liquidate the Collateral following an Event of Default, other than an Event of Default specified in Section 6.01(a), (b) or (c), unless (A) all the Noteholders consent thereto, (B) the proceeds of such sale or liquidation distributable to the Noteholders are sufficient to discharge in full all amounts then due and unpaid upon such Notes for principal and interest (after payment of any amounts required to be paid prior to the Noteholders in accordance with the terms hereof) or (C) the Trustee determines that the Collateral will not continue to provide sufficient funds for the payment of principal of and interest on the Notes as they would have become due if the Notes had not been declared due and payable, and the Trustee obtains the consent of the Holders of a majority in the principal amount of the Notes Outstanding. In determining such sufficiency or insufficiency with respect to clauses (B) and (C), the Trustee may, but need not, obtain and rely upon an opinion of an Independent investment banking or accounting firm of national reputation as to the feasibility of such proposed action and as to the sufficiency of the Collateral for such purpose; and

(e) exercise any other rights and remedies that may be available at law or in equity.]

15.	Acceleration Forbearance Period

So long as the Notes are guaranteed by at least one of the Guarantors, until the earlier of (a) the date on which no Designated Senior Indebtedness (including any guarantee of other Designated Senior Indebtedness) of any Guarantor shall be outstanding and (b) [            ], 2009, if an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) has occurred and is continuing, without in any way limiting the right of any Holder to exercise any other remedy such Holder may have (including the right to bring suit against the Issuer or any Guarantor for payment of any and all amounts of principal, premium and interest due and payable), the principal of all the Notes may not be declared to be due and payable unless and until the earliest to occur: (i) the Acceleration Forbearance Period has expired, (ii) the Designated Senior Indebtedness of any Guarantor shall be due and payable in full, or shall have been declared to be due in full, or there shall have been a demand for payment in full thereof, or any enforcement or collection action shall have been commenced with respect thereto, (iii) holders of any Specified Pari Passu and Subordinated Indebtedness of the Issuer or one or more of the Guarantors, in each case to the extent not constituting Guarantor Senior Indebtedness, exceeding $10,000,000 in the aggregate, shall have commenced any enforcement or collection action with respect to such Indebtedness and (iv) an Event of Default described in Section 6.01 (h) or (i) of the Indenture shall have occurred.

16.	Subsequent Issuance

The Issuer may only issue Additional Notes in accordance with Section 4.14 of the Indenture.

The Issuer agrees, and by purchasing the Notes each Holder shall be deemed to have agreed, that in the event there is a subsequent issuance of Additional Notes with a different CUSIP number, a portion of such Holder’s Notes (whether held as a certificate note or a Global Note) will be automatically exchanged (the “Automatic Exchange”), without any action by such Holder, for a portion of the Additional Notes purchased by the Holders of such Additional Notes, such that following any such additional issuance and automatic exchange each Holder of the Notes or the IDSs (as the case may be) owns an inseparable unit composed of the Notes and Additional Notes of each issuance in the same proportion as each other Holder, and the records of DTC and the Trustee will be revised to reflect each such automatic exchange without any further action of such Holder. The aggregate stated principal amount of the Notes owned by each Holder will not change as a result of such automatic exchange.

As a condition to the Company’s issuance of Additional Notes, the Board of Directors shall determine in good faith that the Additional Notes should be treated as debt for U.S. federal income tax purposes. The Issuer shall not issue Additional Notes unless it delivers to the Trustee prior to or simultaneously with such issuance an opinion of an independent advisor to the effect that, after giving effect to the incurrence of Indebtedness evidenced by such Additional Notes and related Note Guarantees, the Issuer and the Guarantors are solvent.

The Issuer agrees, and by acceptance of beneficial ownership in the Notes each beneficial owner of the Notes shall be deemed to have agreed, that (1) the Issuer will report any “original issue discount” (as determined for U.S. federal income tax purposes) associated with the Original Notes and Additional Notes among all beneficial owners in proportion to their ownership of the aggregate principal amount of Notes and (2) each beneficial owner of the Notes shall report such original issue discount in this manner and shall not take an inconsistent position for any applicable tax purpose.

17.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

18.	No Recourse Against Others

A director, officer, employee or stockholder of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

19.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

20.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/GIMIA (=Uniform Gift to Minors Act).

21.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE ISSUER, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE OR THIS NOTE.

22.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

23.	Tax Treatment.

By acceptance of beneficial ownership interest in this Note each beneficial Owner of Notes will be deemed to have agreed, (1) to treat itself as owner of the Notes for all purposes, including the preparation and filing of any United States federal, state, local or foreign tax return, report, or other information; (2) to treat the Notes as indebtedness for all tax purposes and (3) to treat the acquisition of an IDS as the acquisition of the Notes and Common Stock which are represented by the IDS and to allocate the purchase price of the IDS between the Notes and the Common Stock in the proportions as $             and $              respectively.

24.	Guarantee

The Notes are guaranteed jointly and severally, fully and unconditionally, on a senior subordinated basis by the subsidiaries of the Issuer that are party to the Indenture.

25.	Subordination

Each Guarantee is subordinated to Guarantor Senior Indebtedness of the applicable Guarantor, as defined in the Indenture. To the extent provided in the Indenture, Guarantor Senior Indebtedness of the applicable Guarantor must be paid before the Note Guarantee of such Guarantor may be paid. Each Guarantor agrees, and each Holder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

26.	Pledge

In order to secure the payment of the principal of, premium, if any, and interest, if any, on, and all other amounts due and payable under the Indenture in connection with all Notes ratably from time to time outstanding and the performance of the covenants therein and herein contained and to declare the terms and conditions on which such Notes are secured, the Issuer hereby Pledges to the Trustee, for its benefit and for the benefit of the Holders of Notes, the Collateral pursuant to the terms set forth in Article 12 of the Indenture.

The Issuer will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint              agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[            ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sale) or 4.09 (Change of Control) of the Indenture, check the box:

Asset Sale ☐	Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 or 4.09 of the Indenture, state the amount:

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE FOR NEW GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of         , among [GUARANTOR] (the “New Guarantor”), an indirect subsidiary of AMERICAN SEAFOODS CORPORATION. (or its successor), a Delaware corporation (the “Issuer “), [EXISTING GUARANTORS] and [                        ], a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer and [OLD GUARANTORS] (the “Existing Guarantors”) have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of         , 2004, providing for the issuance of an unlimited aggregate principal amount of notes (the “Notes”) and [Original Notes have been issued and our outstanding under the Indenture];

WHEREAS Section 4.12 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Issuer and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE ISSUER, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

7. Definitions. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

AMERICAN SEAFOODS CORPORATION.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[ ], as Trustee

By:
Name:
Title: